Exhibit 10.1

FIVE-YEAR CREDIT AGREEMENT

dated as of November 24, 2014,

among

TRIMBLE NAVIGATION LIMITED,

the SUBSIDIARY BORROWERS party hereto,

the LENDERS party hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

THE BANK OF NOVA SCOTIA,

BANK OF AMERICA, N.A.

and

WELLS FARGO BANK, N.A.,

as Co-Syndication Agents,

BBVA COMPASS, HSBC BANK USA, N.A., MUFG UNION BANK, N.A.,

SUMITOMO MITSUI BANKING CORPORATION, SUNTRUST BANK, TD BANK,

NA AND U.S. BANK,

as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC,

THE BANK OF NOVA SCOTIA,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

WELLS FARGO SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

[CS&M Ref. No. 6701-877]

i

SECTION 6.12.	Ownership of Properties	60
SECTION 6.13.	Investment Company Act Status	60
SECTION 6.14.	Environmental Matters	60
SECTION 6.15.	Insurance	61
SECTION 6.16.	Anti-Corruption Laws and Sanctions	61
SECTION 6.17.	Representations and Warranties of each Subsidiary Borrower	61

ARTICLE VII

Covenants

SECTION 7.01.	Reporting	63
SECTION 7.02.	Affirmative Covenants	65
SECTION 7.03.	Negative Covenants	67
SECTION 7.04.	Financial Covenants	73

ARTICLE VIII

Defaults

SECTION 8.01.	Defaults	74
SECTION 8.02.	Termination of Commitments; Acceleration	76
SECTION 8.03.	Preservation of Rights	76

ARTICLE IX

Guarantee

SECTION 9.01.	Guarantee	77
SECTION 9.02.	Waivers	77
SECTION 9.03.	Guarantee Absolute	77
SECTION 9.04.	Acceleration	78
SECTION 9.05.	Marshaling; Reinstatement	79
SECTION 9.06.	Subrogation	79
SECTION 9.07.	Termination Date	79

ARTICLE X

Amendments; Incremental Facilities

SECTION 10.01.	Waivers; Amendments	79
SECTION 10.02.	Incremental Facilities	80

ARTICLE XI

General Provisions

SECTION 11.01.	Survival	83

ARTICLE XIV

Benefit of Agreement, Assignments, Participations

SECTION 14.01.	Successors and Assigns	93
SECTION 14.02.	Participations	93
SECTION 14.03.	Assignments	94
SECTION 14.04.	Confidentiality	96

ARTICLE XV

Notices

SECTION 15.01.	Giving Notice	97
SECTION 15.02.	Change of Address	99
SECTION 15.03.	Authority of Company	99

ARTICLE XVI

Counterparts; Integration; Effectiveness; Electronic Execution

v

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Revolving Commitments

EXHIBIT A	Form of Borrowing/Conversion/Continuation Notice

EXHIBIT B	Form of Request for Letter of Credit

EXHIBIT C	Form of Assignment Agreement

EXHIBIT D	Form of Compliance Certificate

EXHIBIT E	Form of Assumption Letter

FIVE-YEAR CREDIT AGREEMENT, dated as of November 24, 2014, by and among TRIMBLE NAVIGATION LIMITED, a California corporation (the “Company”); the SUBSIDIARY BORROWERS from time to time party hereto; the LENDERS from time to time party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Company has requested that the Lenders make loans to it and each of its Subsidiary Borrowers (if any) in an aggregate principal amount not exceeding $1,000,000,000 at any one time outstanding, as such amount may be increased pursuant to Section 10.02. The Lenders are prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

“ABR Advance” means an Advance which bears interest determined by reference to the Alternate Base Rate.

“ABR Loan” means a Loan, or portion thereof, which bears interest at the Alternate Base Rate.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Company or any of its Subsidiaries (a) acquires any going business concern or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of any Person which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding equity interests of another Person.

“Administrative Agent” means JPMCB in its capacity as administrative agent hereunder for itself and the other Lenders and includes each other Person appointed as the successor Administrative Agent pursuant to Section 12.12. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of JPMCB or any successor Administrative Agent through which JPMCB or such successor Administrative Agent shall perform any of its obligations in such capacity hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by some or all of the Lenders to the applicable Borrower of the same Class and Type and, in the case of Eurocurrency Advances, for the same Interest Period.

“Affected Lender” is defined in Section 2.18.

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all Lenders, as they may be adjusted from time to time pursuant to the terms hereof. The Aggregate Revolving Commitment as of the Closing Date is $1,000,000,000.

“Agreed Currencies” means (a) Dollars, (b) Euro and (c) any other Eligible Currency which the Company requests the Administrative Agent to include as an Agreed Currency hereunder and which is agreed to by all of the applicable Lenders; provided that the Administrative Agent shall promptly notify each such Lender of each such request and each such Lender shall be deemed not to have agreed to such request unless and until its written consent thereto has been received by the Administrative Agent.

“Agreement” means, on any date, this Five-Year Credit Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Agreement Accounting Principles” means generally accepted accounting principles of the United States as applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 6.04; provided that for the purposes of determining compliance with the financial covenants set forth in Section 7.04 and the determination of whether a lease constitutes a Capitalized Lease or an operating lease, “Agreement Accounting Principles” means generally accepted accounting principles as in effect as of the Closing Date.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of (a) the Prime Rate for such day, (b) the sum of (i) the Federal Funds Effective Rate for such day and (ii) .50% per annum and (c) the Eurocurrency Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable ABR Margin” means, as at any date of determination, the rate per annum then applicable to ABR Loans determined in accordance with the provisions of Section 2.13(d).

“Applicable Commitment Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.13(c)(i) determined in accordance with the provisions of Section 2.13(d).

“Applicable Eurocurrency Rate Margin” means, as at any date of determination, the rate per annum then applicable to Eurocurrency Rate Loans determined in accordance with the provisions of Section 2.13(d).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars at such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.

“Arrangers” means J.P. Morgan Securities LLC, The Bank of Nova Scotia, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities LLC in their capacities as joint lead arrangers and joint bookrunners for the loan transaction evidenced by this Agreement.

“Assignment Agreement” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 14.03, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Assumption Letter” means a letter of a Subsidiary of the Company addressed to the Lenders in substantially the form of Exhibit E hereto pursuant to which such Subsidiary agrees to become a Subsidiary Borrower and agrees to be bound by the terms and conditions hereof.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale and Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

“Authorized Officer” means any of the Chairman of the Board, the Chief Executive Officer, the President, the Treasurer, any Vice President or the Chief Financial Officer of the Company, acting singly.

“Availability” means, at any particular time, the amount by which (a) the Aggregate Revolving Commitment at such time exceeds (b) the Revolving Credit Obligations outstanding at such time.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided however that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) and in respect of which the Company or any other member of the Controlled Group is, or within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower” means, as applicable, any of the Company and the Subsidiary Borrowers, together with their respective successors and assigns, and “Borrowers” shall mean, collectively, the Company and the Subsidiary Borrowers.

“Borrowing/Conversion/Continuation Notice” is defined in Section 2.06.

“Borrowing Date” means a date on which a Loan is made hereunder.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurocurrency Rate, a day (other than a Saturday or Sunday) on which banks are open for business in New York, New York and San Francisco, California and (i) in addition, for Loans denominated in Agreed Currencies (other than Euro), a day (other than a Saturday or Sunday) on which dealings in Dollars and the other applicable Agreed Currencies are carried on in the London interbank market and (ii) in addition, for Loans denominated in Euro, a TARGET Day (other than a Saturday or Sunday) on which dealings in Euro are carried on in European interbank market and (b) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in New York, New York and San Francisco, California.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership, partnership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the government of the United States and backed by the full faith and credit of the United States, (b) domestic and Eurocurrency certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, or any foreign bank or its branches or agencies the long-term indebtedness of which institution at the time of acquisition is rated A- (or better) by S&P or A3 (or better) by Moody’s, and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than 90 days; (c) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to (i) investment grade securities (i.e., securities rated at least BBB by S&P or Baa by Moody’s) and (ii) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s (all such institutions being “Qualified Institutions”); (d) commercial paper of Qualified Institutions with maturities not exceeding 365 days from the date of acquisition thereof and (e) other investments properly classified as “cash” or “cash equivalents” in accordance with Agreement Accounting Principles and made in accordance with the Company’s investment policy, as approved by the Company’s Board of Directors from time to time.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.

“Change” is defined in Section 4.02.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act and the rules thereunder), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act; provided that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, beneficially or of record, of 35% or more of the combined voting power of the Company’s outstanding Capital Stock ordinarily having the right to vote at an election of directors or the aggregate capital value of the Company’s outstanding Capital Stock; or

(b) during any period of 12 consecutive months, the majority of the board of directors of the Company fails to consist of Continuing Directors.

“Class”, when used in reference to (a) any Loan, refers to whether such Loan is a Revolving Loan or an Incremental Term Loan of any Series, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or an Incremental Term Commitment of any Series and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

“Commitment” means, as the context may require, a Revolving Commitment or an Incremental Commitment.

“Commitment Termination Date” means the earliest of:

(a) November 24, 2019;

(b) the date on which the Revolving Commitments have been terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in the preceding clause (b) or (c), the Commitments shall terminate automatically and without any further action.

“Commitment Termination Event” means the occurrence of any event described in Section 8.01 resulting in a termination of the Commitments pursuant to Section 8.02.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 15.01, including through the Platform.

“Company” is defined in the preamble and includes such Person’s successors and assigns, including a debtor-in-possession on behalf of such Person.

“Consolidated Net Assets” means the total assets of the Company and its Subsidiaries on a consolidated basis (determined in accordance with Agreement Accounting Principles), but excluding therefrom all goodwill and other intangible assets under Agreement Accounting Principles.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste, and (including these terms as defined in Environmental, Health or Safety Requirements of Law) and any other substance, material or waste regulated or prohibited by or pursuant to any Environmental, Health or Safety Requirements of Law.

“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The term “Contingent Obligation” shall not include any customary indemnity obligations entered into in the ordinary course of business or in connection with any transaction permitted hereby. The amount of any Contingent Obligation shall be equal to the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election (other than any person whose initial nomination or election occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more members), in each case either by specific vote or by approval of a proxy statement issued by the Company on behalf of its entire board of directors in which such individual is named as a nominee for director.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guarantee, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Controlled Group” means the group consisting of (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, (b) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Company, (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company and (d) any entity under common control which, together with the Company, is treated as a single employer under any applicable foreign law similar to the foregoing clauses (a), (b), and (c), in each case (in clauses (a), (b) or (c)) giving effect to the consummation of the transactions contemplated by the Loan Documents.

“Convertible Indebtedness” means Indebtedness convertible at the option of the holder thereof into Capital Stock of the Company, cash or a combination of Capital Stock of the Company and cash (as provided in the documentation governing such Indebtedness).

“Credit Party” means the Administrative Agent, each Issuing Bank and each other Lender.

“Default” means an event described in Article VIII.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit, or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company, the Administrative Agent or any Issuing Bank in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or any Issuing Bank made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disclosure Letter” means the Disclosure Letter, dated the Closing Date, executed and delivered by the Company to the Administrative Agent and the Lenders.

“Dollar” and “$” means the lawful currency of the United States of America.

“Dollar Amount” of any currency at any date means (a) the amount of such currency, if such currency is Dollars or (b) the Equivalent Amount, if such currency is any currency other than Dollars.

“Domestic Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America; provided that such Subsidiary is not a CFC or a Subsidiary of a CFC.

“EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, without duplication, (a) Net Income for such period, plus (b) to the extent deducted in computing Net Income for such period, (i) Interest Expense, (ii) charges against income for foreign, federal, state and local taxes, (iii) depreciation expense, (iv) amortization expense, including, without limitation, amortization of goodwill and other intangible assets, (v) other non-cash charges, expenses or losses, (vi) non-cash expenses in connection with stock options, restricted shares or other share based compensation granted or provided to employees or directors, (vii) any unusual, extraordinary or non-recurring charges, expenses or losses, (viii) acquisition related expenses, whether or not any acquisition is successful, (ix) fees, costs and expenses related to the Transactions and the Company’s issuance on or about the Closing Date of its 4.75% senior notes due 2024, and (x) restructuring, integration and related charges or expenses (which for the avoidance of doubt, include retention, severance, systems establishment costs, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees), provided that the charges added back pursuant to this clause (x) shall not exceed 5% of EBITDA (prior to giving effect to such add back) for any period of four fiscal quarters, minus (c) to the extent added in computing Net Income for such period, unusual, extraordinary or non-recurring cash or non-cash income, gains or credits. If during any period of four fiscal quarters the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, EBITDA for such period shall, solely for purposes of determining the Leverage Ratio, be calculated giving pro forma effect to such transaction as if it had occurred on the first day of such period.

“Electronic Signature” means an electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, the Company, any Subsidiary or any other Affiliate of the Company.

“Eligible Currency” means any currency other than Dollars that is readily available, freely traded, in which deposits are customarily offered to banks in the London interbank market (or other market where the Administrative Agent’s foreign currency operations in respect of such currency are then being conducted), convertible into Dollars in the international interbank market and available to the Lenders in such market and as to which an Equivalent Amount may be readily calculated. If, after the designation pursuant to the terms of this Agreement of any currency as an Agreed Currency, (a) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, or such country’s currency is, in the determination of the Administrative Agent, no longer readily available or freely traded, or (b) in the determination of the Administrative Agent, an Equivalent Amount for such currency is not readily calculable (each of clause (a) and (b), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Company, and such country’s currency shall no longer be an Agreed Currency until such time as the Disqualifying Event(s) no longer exist, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the applicable Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loan into Loans in Dollars or another Agreed Currency, subject to the other terms contained in Articles II and IV.

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

“Environmental Lien” means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Convertible Indebtedness).

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Administrative Agent in the London interbank market (or other market where the Administrative Agent’s foreign exchange operations in respect of such currency are then being conducted) for such other currency at 11:00 a.m. (local time) two Business Days prior to the date on which such amount is to be determined, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such amount, and such determination shall be conclusive absent manifest error.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“EURIBO Rate” means, with respect to any Eurocurrency Rate Borrowing denominated in Euro for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“Euro” means the lawful currency of the participating member states of the European Monetary Union.

“Eurocurrency Rate” means (a) with respect to any Eurocurrency Rate Loan denominated in Dollars for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate for Dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate; (b) with respect to any Eurocurrency Rate Loan denominated in Euro, an interest rate per annum equal to the EURIBO Rate for such currency and such Interest Period; and (c) with respect to any Eurocurrency Rate Loan denominated in an Agreed Currency other than Dollars or Euro, an interest rate per annum equal to the LIBO Rate for such currency and such Interest Period.

“Eurocurrency Rate Advance” means an Advance which bears interest at the Eurocurrency Rate.

“Eurocurrency Rate Loan” means a Loan made by a Lender which bears interest at the Eurocurrency Rate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means, as to any Lender or the Administrative Agent, (a) Taxes imposed on or measured by such Lender’s or the Administrative Agent’s, as the case may be, net income, franchise taxes and branch profits taxes, in each case (i) by the United States of America, or any Governmental Authority of the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Non-U.S. Lender (as defined in Section 2.13(e)(vii)) (other than an assignee pursuant to a request by the Company under Section 2.18), any withholding Taxes (i) that result from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of assignment (or designation of a new lending office) to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 2.13(e)(i) or (ii) that are attributable to such Non-U.S. Lender’s failure to comply with Section 2.18 and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Company’s existing credit agreement, dated as of May 6, 2011, as amended and restated as of November 21, 2012 (as further amended, restated, amended and restated, modified or supplemented), among the Company, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Letter of Credit” means each letter of credit previously issued for the account of the Company that (a) is outstanding on the Closing Date and (b) is listed on Schedule 3.02 to the Disclosure Letter.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Foreign Subsidiary” means a Subsidiary of the Company which is not a Domestic Subsidiary.

“Governmental Acts” is defined in Section 3.09(a).

“Governmental Authority” means (a) any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi governmental entity established to perform any of such functions and (b) any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank.

“Guarantee” means the Guarantee by the Company of all of the Obligations of the Subsidiary Borrowers pursuant to this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Guaranteed Obligations” is defined in Section 9.01.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that (a) no phantom stock or similar plan providing for payments only on account of services provided by, and no stock option or stock compensation plan providing for grants to, current or former directors, officers, employees or consultants of the Company or the Subsidiaries, and (b) no issuance by the Company of Convertible Indebtedness or warrants or options entitling third parties to purchase the Company’s common stock (or, at the Company’s option, to receive cash in lieu thereof), shall be a Hedging Agreement.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Hedging Agreements.

“Holders of Obligations” means the holders of the Obligations from time to time and shall include (a) each Lender in respect of its Loans and in respect of obligations under Hedging Agreements entered into with any Loan Party, (b) each Issuing Bank in respect of Reimbursement Obligations owed to it, (c) the Administrative Agent, the Lenders and the Issuing Banks in respect of all other present and future obligations and liabilities of the Company or any of its Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (d) each Indemnitee in respect of the obligations and liabilities of the Company or any of its Subsidiaries to such Person hereunder or under the other Loan Documents and (e) their respective successors, transferees and assigns.

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments or Incremental Revolving Commitments and effecting such other amendments hereto as may be approved by the Administrative Agent and the Company pursuant to Section 10.02(c).

“Incremental Lender” means an Incremental Revolving Lender and an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 10.02, to make Revolving Loans and to acquire participations in Letters of Credit hereunder.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 10.02, to make Incremental Term Loans of any Series to the Company hereunder.

“Incremental Term Lender” means each Lender with (a) a commitment to make Incremental Term Loans, established pursuant to an Incremental Facility Agreement or (b) an outstanding Incremental Term Loan.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Company pursuant to Section 10.02.

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such person’s business payable on customary terms and earn-out or other contingent payment arising in connection with an Acquisition), (c) obligations of a type set forth in clauses (a), (b) or (d) through (i) of this definition, whether or not assumed, secured by Liens on property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, bonds, or other similar instruments, (e) Capitalized Lease Obligations, (f) net liability in connection with Hedging Obligations, (g) actual and contingent reimbursement obligations in respect of letters of credit, (h) any Off-Balance Sheet Liabilities and (i) Contingent Obligations of such Person in respect of items of the type set forth in clauses (a) through (h); provided that the term “Indebtedness” shall not include any (a) accrued or deferred interest or other expenses, unless capitalized in accordance with Agreement Accounting Principles, (b) any lease properly classified as an operating lease in accordance with Agreement Accounting Principles or (c) any surety or appeal bond or performance bond. The amount of any item of Indebtedness, except for any item of Indebtedness described in clause (g), (h) or (i), shall be the amount of any liability in respect thereof appearing on a balance sheet properly prepared in accordance with Agreement Accounting Principles. The amount of any item of Indebtedness described in clause (i) shall be determined in accordance with the definition of Contingent Obligations and the amount of any item of Indebtedness described in clause (h) above shall be the “principal-equivalent” amount of such obligation.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document.

“Indemnitee” is defined in Section 11.06(b).

“Insignificant Subsidiary” means any Subsidiary having assets with a book value of $15,000,000 or less.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA to (b) Interest Expense, in each case for the period of four fiscal quarters ending on such date.

“Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment fees and fees for stand-by letters of credit), all as determined in conformity with Agreement Accounting Principles.

“Interest Period” means, with respect to a Eurocurrency Rate Loan, a period of one, two, three or six months, commencing on a Business Day selected by the applicable Borrower on which a Eurocurrency Rate Loan is made to such Borrower pursuant to this Agreement or on the last day of the immediately preceding Interest Period applicable to such Loan. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Interpolated Screen Rate” means, with respect to any LIBO Rate Advance denominated in any currency or any EURIBO Rate Advance, in each case for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of the Specified Time on the Quotation Day.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Issuing Banks” means (a) JPMCB or any of its Affiliates in its separate capacity as an issuer of Letters of Credit pursuant to Sections 3.01 and 3.02, (b) solely in respect of any Existing Letter of Credit, the Lender that is the issuer thereof and (c) each other Lender (or any Affiliate, branch or agency thereof) approved by the Administrative Agent that shall have agreed to serve as, and shall have become, an Issuing Bank hereunder.

“JPMCB” means JPMorgan Chase Bank, N.A.

“L/C Commitment” means (a) in the case of JPMCB, $25,000,000 and (b) in the case of any other Issuing Bank, the amount determined by agreement among the Company, such Issuing Bank and the Administrative Agent.

“L/C Documents” is defined in Section 3.04.

“L/C Draft” means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

“L/C Interest” shall have the meaning ascribed to such term in Section 3.06.

“L/C Obligations” means, without duplication, an amount equal to the sum of (a) the aggregate amount then available for drawing under each of the Letters of Credit, (b) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the applicable Issuing Bank, (c) the aggregate outstanding amount of all Reimbursement Obligations at such time and (d) the aggregate amount equal to the face amount of all Letters of Credit requested by the Borrowers but not yet issued (unless the request for an unissued Letter of Credit has been denied).

“Lenders” means the Persons listed on Annex I and any other Person that shall become a party hereto pursuant to an Assignment Agreement or an Incremental Facility Agreement, other than any Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent.

“Letter of Credit” means standby letters of credit to be (a) issued by the Issuing Banks pursuant to Section 3.01 or (b) deemed issued by the Issuing Banks pursuant to Section 3.02.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness on such date of determination to (b) EBITDA for the most recently ended period of four fiscal quarters (including any fiscal quarters ending on the date of determination).

“LIBO Rate” means, with respect to any Eurocurrency Rate Loan denominated in any currency for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, encumbrance or security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement); provided that in no event shall the lessor’s interest under any real property lease or any lease properly classified as an operating lease in accordance with Agreement Accounting Principles be a “Lien” for purposes of this definition.

“Loan” means, in the case of any Lender, such Lender’s portion of any Advance made pursuant to Section 2.01 or Section 10.02.

“Loan Account” is defined in Section 2.11(a).

“Loan Documents” means this Agreement, each Assumption Letter executed hereunder, each Incremental Facility Agreement executed hereunder and all other documents, instruments, notes and agreements executed and delivered in accordance with the foregoing documents, as the same may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time. For the avoidance of doubt, neither Hedging Agreements nor any agreements or arrangements in respect of cash management services shall constitute a Loan Document.

“Loan Parties” means each of the Company and each Subsidiary Borrower.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U.

“Material Acquisition” means (i) any Acquisition in which the aggregate consideration payable by the Company and its Subsidiaries has a value of $100,000,000 or more or (ii) two or more Acquisitions consummated within a 12 month period in which the aggregate consideration payable by the Company and its Subsidiaries has a value of $200,000,000 or more.

“Material Adverse Effect” means a material adverse effect upon (a) the financial condition, operations, assets, business or properties of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company or any of its Subsidiaries to perform their respective obligations under the Loan Documents, or (c) the ability of the Lenders or the Administrative Agent to enforce the Obligations.

“Material Disposition” means (i) any disposition of assets (other than inventory sold in the ordinary course of business) in which the aggregate consideration received by the Company and its Subsidiaries has a value of $100,000,000 or more or (ii) two or more dispositions of assets (other than inventory sold in the ordinary course of business) consummated within a 12 month period in which the aggregate consideration received by the Company and its Subsidiaries has a value of $150,000,000 or more.

“Material Indebtedness” is defined in Section 8.01(d).

“MNPI” means material information concerning the Company and its Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan” means a “Multiemployer Plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, or was required to be, contributed to by either the Company or any member of the Controlled Group.

“Net Income” means, for any period, the net income (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

“Non-Defaulting Revolving Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Obligations” means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Company or any other Loan Party to any Credit Party, any Arranger, any Affiliate of the foregoing or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents or any other Loan Document or under any Hedging Agreements or cash management arrangements or agreements (i) existing on the Closing Date with a Person that is a Lender on the Closing Date (or an Affiliate of such a Lender) and continues to be a Lender (or an Affiliate of such a Lender) or (ii) with a Person that shall have been a Lender at the time the applicable Hedging Agreement or cash management arrangement or agreement was entered into (or an Affiliate of such a Lender) and who continues to be a Lender (or an Affiliate of such a Lender), in each case whether or not evidenced by any note or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guarantee, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable fees, disbursements and other charges of counsel (in each case whether or not allowed), and any other sum chargeable to the Company or any of its Subsidiaries under this Agreement or any other Loan Document.

“Obligor” is defined in Section 9.01.

“Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, or (c) any liability of such Person or any of its Subsidiaries in respect of the implied debt component under any so-called “synthetic” lease transaction.

“Officer’s Certificate” means a certificate signed by an Authorized Officer.

“Other Connection Taxes” means, as to any Lender or the Administrative Agent, Taxes imposed by any jurisdiction by reason of a present or former connection between such Lender or Administrative Agent and such jurisdiction (other than any connection arising solely from having executed, delivered, performed its obligations or received payment under, or enforced any Loan Document).

“Other Taxes” is defined in Section 2.13(e)(ii).

“Participant Register” is defined in Section 14.02.

“Participants” is defined in Section 14.02.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

“Patriot Act Disclosures” means all documentation and other information which the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

“Payment Date” means the last day of each fiscal quarter of the Company, the Commitment Termination Date, the Termination Date and any payment date as set forth in an applicable Incremental Facility Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Permitted Existing Indebtedness” means the Indebtedness of the Subsidiaries identified as such on Schedule 1.01A to the Disclosure Letter.

“Permitted Existing Liens” means the Liens on assets of the Company and its Subsidiaries identified as such on Schedule 1.01B to the Disclosure Letter.

“Permitted Liens” means:

(a) Liens with respect to the payment of taxes, assessments or governmental charges in all cases which are (i) not yet due, (ii) not yet delinquent for a period of more than 60 days, (iii) not subject to penalties for nonpayment or (iv) (so long as foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

(b) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not more than 60 days past due or which thereafter can be paid without penalty or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

(c) Liens arising with respect to zoning restrictions, easements, encroachments, Environmental Liens, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not materially interfere with the ordinary use or occupancy of the real property subject thereto or with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(d) Liens arising in the ordinary course of business out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(e) Liens arising from or upon any judgment or award; provided that (i) no Default under Section 8.01(g) has occurred or is continuing at the time of incurrence thereof and (ii) such judgment or award is being contested in good faith by proper appeal proceedings and only so long as execution thereon shall be stayed;

(f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness for borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature (including letters of credit issued in favor of the issuer of any such bond) incurred in the ordinary course of the Company’s or any Subsidiary’s business;

(g) Leases or subleases and licenses and sublicenses granted to others in the ordinary course of business not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, and any interest or title of a lessor, licensor or under any lease or license;

(h) deposits as security for contested taxes or contested import or customs duties;

(i) Liens with respect to repurchase obligations in respect of Cash Equivalents of the type set forth in clauses (a) and (b) of the definition thereof;

(j) customary Liens on insurance proceeds securing financed insurance premiums in the ordinary course of business;

(k) Liens arising from precautionary Uniform Commercial Code filings or similar filings in respect of operating leases; and

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA, other than a Multiemployer Plan, in respect of which the Company or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representative” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) such Lender’s Revolving Commitment and/or the aggregate principal amount of such Lender’s Incremental Term Loans, as the context requires, at such time (as adjusted from time to time in accordance with the provisions of this Agreement) by (b) the Aggregate Revolving Commitment and/or the aggregate principal amount of the Incremental Term Loans, as the context requires, at such time (as adjusted from time to time in accordance with the provisions of this Agreement); provided that if all of the applicable Revolving Commitments are terminated pursuant to the terms of this Agreement, then the “Pro Rata Shares” shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Public Side Lender Representative” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Quotation Day” means, with respect to any currency for any Interest Period, the day two Business Days prior to the first day of such Interest Period, unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Rate Option” means the Eurocurrency Rate or the Alternate Base Rate, as applicable.

“Rating Agencies” means Moody’s and S&P.

“Ratings” means the public ratings from time to time established by the Rating Agencies for the Company’s senior, unsecured, non-credit enhanced long-term Indebtedness for borrowed money (or, at any time when no such Indebtedness shall be outstanding, the Company’s corporate credit rating then in effect from S&P and the Company’s corporate family rating then in effect from Moody’s).

“Receivable(s)” means and includes all of the Company’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, notes receivable, and all present and future rights of the Company or its Subsidiaries, as applicable, to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guarantees with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Register” is defined in Section 14.03(a)(iv).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligation” is defined in Section 3.07(a).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, partners, members, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Relevant Interbank Market” means (a) in relation to Euro, the European interbank market and (b) in relation to any other Agreed Currency, the London interbank market.

“Removal Effective Date” is defined in Section 12.12.

“Replacement Lender” is defined in Section 2.18.

“Reportable Event” means a “reportable event”, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Benefit Plan, excluding, however, such events as to which the PBGC by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs; provided that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Required Lenders” means, at any time, Lenders holding more than 50% of the Total Exposure Amount.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule, code, ordinance, decree, order, judgment, or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Exchange Act, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

“Revolving Commitment” means, relative to any Lender, the obligation of such Lender to make Revolving Loans not exceeding the amount set forth on Annex I to this Agreement opposite its name thereon under the heading “Revolving Commitment” or in the Assignment Agreement or Incremental Facility Agreement by which it became a Lender as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement.

“Revolving Credit Obligations” means, at any particular time, the sum of (a) the outstanding Revolving Loans at such time, plus (b) the aggregate outstanding L/C Obligations at such time.

“Revolving Lenders” means the Persons listed on Annex I and any other Person that shall have become a Revolving Lender pursuant to an Assignment Agreement or an Incremental Facility Agreement, other than any such Person that shall have ceased to be Revolving Lender pursuant to an Assignment Agreement.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person in respect of which such Lender is a subsidiary.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Sale and Leaseback Transaction” means any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), (a) which the Company or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (b) which the Company or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Company or one of its Subsidiaries to any other Person in connection with such lease.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means

(a) in respect of the LIBO Rate for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE

Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently Reuters Screen Page LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); and

(b) in respect of the EURIBO Rate for any Interest Period, the rate per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), provided that if the Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero. If, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, than the Screen Rate for such Interest Period shall be the Interpolated Screen Rate.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securitization Transaction” means any transfer by the Company or any Subsidiary of accounts receivable or interests therein to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or a successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the first sentence of this definition or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction, net of any such accounts receivable or interests therein that have been written off as uncollectible.

“Series” is defined in Section 10.02(b).

“Single Employer Plan” means a “single-employer plan” as defined in Section 4001(a)(15) of ERISA which is a Benefit Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“Specified Currency” is defined in Section 2.20.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time and (b) with respect to the EURIBO Rate, 11:00 a.m., Frankfurt time.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial Inc., and any successor to the rating agency business thereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, association, limited liability company or similar business entity more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” mean a Subsidiary of the Company.

“Subsidiary Borrower” means each Wholly-Owned Subsidiary of the Company (whether now existing or hereafter formed) duly designated by the Company pursuant to Section 2.19 to request Advances hereunder, which Wholly-Owned Subsidiary shall have delivered to the Administrative Agent an Assumption Letter in accordance with Section 2.19 and such other documents as may be required pursuant to this Agreement, in each case together with its respective successors and assigns, including a debtor-in-possession on behalf of such Subsidiary Borrower.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which the TARGET is open for the settlement of payments in Euros.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any interest, penalties and liabilities with respect thereto.

“Termination Date” is defined in Section 2.17.

“Termination Event” means (a) a Reportable Event, (b) the withdrawal of the Company or any member of the Controlled Group from a Benefit Plan during a plan year in which the Company or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of the Company or any member of the Controlled Group, (c) the imposition of an obligation on the Company or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA, (d) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan, (e) any event or condition which constitutes grounds under Section 4042 of ERISA which are reasonably likely to lead to the termination of, or the appointment of a trustee to administer, any Benefit Plan, or (f) the partial or complete withdrawal of the Company or any member of the Controlled Group from a Multiemployer Plan.

“Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all outstanding Letters of Credit and the unfunded amount of all Commitments.

“Total Indebtedness” means, without duplication, on a consolidated basis, (a) the principal amount of all Indebtedness of the Company or any Subsidiary referred to in clauses (a), (d), (e), (g) and (h) of the definition of such term and (b) the principal amount of all Indebtedness of any Person in respect of which the Company or any Subsidiary has a Contingent Obligation.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and the issuance of Letters of Credit hereunder.

“Type” means, with respect to any Loan, its nature as an ABR Loan or a Eurocurrency Rate Loan.

“Unfunded Liabilities” means (a) in the case of Single Employer Plans, the amount (if any) by which the aggregate accumulated benefit obligations exceeds the aggregate fair market value of assets of all Single Employer Plans as of the most recent measurement date for which actuarial valuations have been completed and certified to the Company, all as determined under Accounting Standards Codification Topic 715, using the methods and assumptions used by the Company for financial accounting purposes and (b) in the case of Multiemployer Plans, the Withdrawal Liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association or similar business entity 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled, in each case, other than director qualifying shares. Unless the context otherwise requires, “Wholly-Owned Subsidiary” means a wholly-owned subsidiary of the Company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Borrower and the Administrative Agent.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References to any Person shall include such Person’s successors and assigns. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Loan Document, including this Agreement, or any other agreement, instrument or document in this Agreement shall mean such Loan Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the date.

SECTION 1.03. References. Any references to Subsidiaries of the Company set forth herein shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

ARTICLE II

Loan Facilities

On the terms and subject to the conditions of this Agreement, the Lenders severally agree to make Loans as set forth below.

SECTION 2.01. Revolving Loans.

(a) Upon the satisfaction of the applicable conditions precedent set forth in Article V, from and including the Closing Date and prior to the Commitment Termination Date, each Revolving Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to any Borrower from time to time in Dollars or any Agreed Currency, in a Dollar Amount not to exceed such Lender’s applicable Pro Rata Share of the Availability at such time. Notwithstanding the foregoing, at no time shall the Dollar Amount of the Revolving Credit Obligations exceed the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth in this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Commitment Termination Date. Revolving Loans shall be, at the option of the applicable Borrower, selected in accordance with Section 2.06, and shall be either Eurocurrency Rate Loans or, in the case of Revolving Loans to the Company or any Domestic Subsidiary, ABR Loans. On the Commitment Termination Date, each Borrower shall repay in full the outstanding principal balance of the Revolving Loans made to it. The Revolving Loans shall be made by each Revolving Lender ratably in proportion to such Lender’s Pro Rata Share.

(b) Promptly after receipt of the Borrowing/Conversion/Continuation Notice under Section 2.06 in respect of Revolving Loans, the Administrative Agent shall notify each applicable Lender of the requested Revolving Loans. Each applicable Revolving Lender shall make available its Revolving Loan in accordance with the terms of Section 2.05. The Administrative Agent will promptly make the funds so received from the Lenders available to the applicable Borrower on the applicable Borrowing Date and shall disburse such proceeds in accordance with the applicable Borrower’s disbursement instructions set forth in such Borrowing/Conversion/Continuation Notice. The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Borrowing Date; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for the failure of any other Lender to make Loans as required.

SECTION 2.02. Rate Options for all Advances; Maximum Interest Periods. The Loans may be ABR Advances (solely in the case of Loans denominated in Dollars) or Eurocurrency Rate Advances, or a combination thereof, selected by the Company or the applicable Borrower in accordance with Section 2.06 and subject to Section 2.01(b). The Company or the applicable Borrower may select, in accordance with Section 2.08, Rate Options and Interest Periods applicable to portions of the Loans; provided that there shall be no more than 12 Interest Periods in effect with respect to all of the Loans at any time.

SECTION 2.03. Prepayments.

(a) Optional Prepayments. The Company or the applicable Borrower may from time to time and at any time upon prior written notice (which notice may be given on the same day as such repayment or prepayment) on any Business Day repay or prepay without penalty or premium all or any part of outstanding ABR Advances in an aggregate minimum amount of $5,000,000 (or the Equivalent Amount) and in integral multiples of $1,000,000 (or the Equivalent Amount) in excess thereof (which payment need not be in the minimum amount or integral multiple if ABR Advances are prepaid in full). Eurocurrency Rate Advances may be voluntarily repaid or prepaid on or prior to the last day of the applicable Interest Period, subject, in the event of a prepayment prior to the last day of the applicable Interest Period, to the indemnification provisions contained in

Section 4.04; provided that the applicable Borrower may not so prepay Eurocurrency Rate Advances unless it shall have provided at least three Business Days’ prior written notice to the Administrative Agent of such prepayment. Each such notice shall be irrevocable; provided that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.04, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.04.

(b) Mandatory Prepayments.

(i) If at any time and for any reason (other than fluctuations in currency exchange rates) the Revolving Credit Obligations are greater than the Aggregate Revolving Commitment, the Company shall immediately make or cause to be made a mandatory prepayment of the Revolving Credit Obligations in an amount equal to such excess.

(ii) On the last Business Day of each month, the Administrative Agent shall calculate the Dollar Amount of all outstanding Revolving Credit Obligations not denominated in Dollars using, for each currency, the arithmetic mean of the buy and sell spot rates of exchange at 11:00 a.m. London time of the Administrative Agent in the London interbank market (or other market where the Administrative Agent’s foreign exchange operations in respect of such currency are then being conducted) and if, on such Business Day, the Dollar Amount of the Revolving Credit Obligations exceeds the Aggregate Revolving Commitment as a result of fluctuations in currency exchange rates, the Borrowers shall immediately prepay Revolving Loans in an aggregate amount such that after giving effect thereto the Dollar Amount of the Revolving Credit Obligations is less than or equal to the Aggregate Revolving Commitment.

(iii) All of the mandatory prepayments made under Section 2.03 shall be applied to the Revolving Credit Obligations, first to ABR Loans and to any Eurocurrency Rate Loans maturing on such date and then to subsequently maturing Eurocurrency Rate Loans in order of maturity and shall be subject to the indemnification provisions contained in Section 4.04.

SECTION 2.04. Reductions of Commitments. The Company may permanently reduce the Aggregate Revolving Commitment in whole, or in part ratably among the Revolving Lenders, in an aggregate minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (which reduction need not be in the minimum amount or integral multiple if the Aggregate Revolving Commitment is reduced in whole) upon at least three Business Day’s prior written notice to the Administrative Agent and each Issuing Bank, which notice shall specify the amount of any such reduction; provided that the amount of the Aggregate Revolving Commitment may not be reduced below the sum of the Dollar Amount of the outstanding Revolving Credit Obligations to remain outstanding after such reduction. All accrued commitment fees shall be payable on the effective date of any termination of all or any part the obligations of the Lenders to make Loans hereunder. Each notice delivered by the Company pursuant to this Section 2.04 shall be irrevocable; provided that a notice of reduction of the Aggregate Revolving Commitment under this Section 2.04 may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

SECTION 2.05. Method of Borrowing. Not later than 12:00 noon (New York time) on each Borrowing Date for Revolving Loans, each Lender with a Revolving Commitment shall transfer the amount to be funded by it in respect of its Revolving Loan, in each case by wire transfer of immediately available funds in the applicable Agreed Currency to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.

SECTION 2.06. Method of Selecting Types and Interest Periods for Advances; Rates of Interest. The applicable Borrower shall select the Type of Advance, the Agreed Currency and, in the case of each Eurocurrency Rate Advance, the Interest Period applicable to each such Advance from time to time. The applicable Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit A hereto (a “Borrowing/Conversion/Continuation Notice”) not later than 11:00 a.m. (New York time) (a) on the Business Day that is the Borrowing Date of each ABR Advance, (b) three Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in Dollars and (c) four Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in any Agreed Currency other than Dollars. Each ABR Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance in the case of Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Alternate Base Rate plus the Applicable ABR Margin in effect from time to time, changing when and as such Alternate Base Rate changes (it being agreed that, in the case of Obligations other than Loans, the Applicable ABR Margin at which such interest shall be deemed to accrue for the account of the Lenders shall correspond to the Applicable ABR Margin then in effect for ABR Loans). Changes in the rate of interest on that portion of any Advance maintained as an ABR Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Rate Advance shall bear interest from and including the first day of each Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurocurrency Rate applicable to such Eurocurrency Rate Advance and Interest Period plus the Applicable Eurocurrency Rate Margin in effect from time to time.

SECTION 2.07. Minimum Amount of Each Advance. Each Advance (other than an Advance to repay a Reimbursement Obligation) shall be in the minimum Dollar Amount of $5,000,000 (or the Approximate Equivalent Amount of any Agreed Currency other than Dollars) and in integral Dollar Amount multiples of $1,000,000 (or the Approximate Equivalent Amount of any Agreed Currency other than Dollars) in excess thereof; provided that any ABR Advance may be in the amount of the unused Aggregate Revolving Commitment.

SECTION 2.08. Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

(a) Right to Convert. The applicable Borrower may elect from time to time, subject to the provisions of Section 2.02 and this Section 2.08, to convert all or any part of a Loan of any Type into any other available Type or Types of Loans; provided that any conversion of any Eurocurrency Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

(b) Automatic Conversion and Continuation. ABR Loans shall continue as ABR Loans unless and until such ABR Loans are converted into Eurocurrency Rate Loans. Eurocurrency Rate Loans shall continue as Eurocurrency Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Rate Loans, if denominated in Dollars, shall be automatically converted into ABR Loans unless the Company shall have given the Administrative Agent notice in accordance with Section 2.08(d) requesting that, at the end of such Interest Period, such Eurocurrency Rate Loans continue as Eurocurrency Rate Loans. Unless a Borrowing/Conversion/Continuation Notice shall have timely been given in accordance with the terms of this Section 2.08, Eurocurrency Rate Loans in an Agreed Currency other than Dollars shall automatically continue as Eurocurrency Rate Loans in the same Agreed Currency with an Interest Period of one month.

(c) No Conversion Post-Default or Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.08(a) or Section 2.08(b), if the Administrative Agent or the Required Lenders shall so notify the Company, no Loan may be converted into or continued as a Eurocurrency Rate Loan when any Default or Unmatured Default has occurred and is continuing.

(d) Borrowing/Conversion/Continuation Notice. The Company shall give the Administrative Agent a Borrowing/Conversion/Continuation Notice with respect to each conversion of an ABR Loan into a Eurocurrency Rate Loan or continuation of a Eurocurrency Rate Loan not later than 11:00 a.m. (New York time) (i) three Business Days prior to the date of the requested conversion or continuation, with respect to any Loan to be converted or continued as a Eurocurrency Rate Loan in Dollars and (ii) four Business Days prior to the date of the requested conversion or continuation with respect to any Loan to be converted or continued as a Eurocurrency Rate Loan in an Agreed Currency other than Dollars, specifying: (x) the requested date (which shall be a Business Day) of such conversion or continuation; (y) the amount and Type of the Loan to be converted or continued; and (z) the amount of Eurocurrency Rate Loans into which such Loan is to be converted or continued, the Agreed Currency, and the duration of the Interest Period applicable thereto.

(e) Notwithstanding anything herein to the contrary, Eurocurrency Rate Loans in an Agreed Currency may be continued as Eurocurrency Rate Loans only in the same Agreed Currency.

SECTION 2.09. Default Rate. If any principal is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans.

SECTION 2.10. Method of Payment.

(a) All payments of principal, interest, fees, commissions and other amounts payable hereunder or under any other Loan Document shall be made on the date when due, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent to such account as may be specified by the Administrative Agent at least one Business Day prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon (local time) at the place of payment), in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date of payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Each Advance shall be repaid or prepaid in the Agreed Currency in which it was made in the amount borrowed and interest payable thereon shall also be paid in such currency. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified in its Administrative Questionnaire or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Company authorizes the Administrative Agent to charge the account of the Company maintained with JPMCB for each payment of principal, interest, fees, commissions and L/C Obligations as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.10 shall also be deemed to refer, and shall apply equally, to each Issuing Bank, in the case of payments required to be made by the Company to any Issuing Bank, pursuant to this Agreement.

(b) Notwithstanding the foregoing provisions of this Section 2.10, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such Agreed Currency with the result that different types of such Agreed Currency (the “New Currency”) are introduced and the type of currency in which the Advance was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall be made to the Administrative Agent in such amount and such type of the New Currency or Dollars as shall be equivalent to the amount of such payment otherwise due hereunder in the Original Currency, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations. In addition, notwithstanding the foregoing provisions of this Section 2.10, if, after the making of any Advance in any currency other than Dollars, the applicable Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in the type of currency in which such Advance was made because of the imposition of any such currency control or exchange regulation, then such Advance shall instead be repaid when due in Dollars in a principal amount equal to the Dollar Amount (as of the date of repayment) of such Advance.

SECTION 2.11. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing all indebtedness of the Borrowers owing to such Lender hereunder from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 14.03(a)(iv) shall reflect (i) the date and the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount and the currency of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 14.03, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(c) The entries made in the Loan Account, the Register and the other accounts maintained pursuant to subsections (a) or (b) of this Section 2.11 shall be presumptively correct for all purposes, absent manifest error, and shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers in respect of the Loans, L/C Disbursements, interest and fees due or accrued hereunder; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with the terms of this Agreement.

(d) Any Lender making a Revolving Loan may request that the Revolving Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall promptly prepare, execute and deliver to such Lender a promissory note for such Loans payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and consistent with the terms of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 14.03) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.12. Telephonic Notices. The Borrowers authorize the Lenders and the Administrative Agent to extend Loans, effect selections of Types of Advances and to transfer funds based on such telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the applicable Borrower. The Borrowers agree to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

SECTION 2.13. Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Taxes.

(a) Promise to Pay. Each Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

(b) Interest Payment Dates. Interest accrued on each ABR Loan shall be payable on (i) each applicable Payment Date, commencing with the first such date to occur after the Closing Date, (ii) upon any prepayment (whether by acceleration or otherwise) and (iii) at maturity (whether by acceleration or otherwise). Interest accrued on each Eurocurrency Rate Loan shall be payable on (i) the last day of its applicable Interest Period, (ii) on any date on which the Eurocurrency Rate Loan is prepaid (whether by acceleration or otherwise) and (iii) at maturity. Interest accrued on each Eurocurrency Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on the last day of each fiscal month of the Company, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Fees.

(i) The Company shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with their applicable Pro Rata Shares, from and after the Closing Date until the Commitment Termination Date, a non-refundable commitment fee accruing at the per annum rate of the then Applicable Commitment Fee Percentage on the daily average unutilized portion of such Lender’s Revolving Commitment. The commitment fee shall be payable in arrears on each applicable Payment Date after the Closing Date and, in addition, on any date on which the Revolving Commitments shall be terminated in whole or, with respect to such terminated amount, in part.

(ii) The Borrowers shall pay in Dollars (A) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to the portion of such Lender’s exposure to L/C Obligations attributable to its Revolving Commitment, which shall accrue at the Applicable Eurocurrency Rate Margin for Eurocurrency Rate Loans on the daily amount of the Dollar Amount of such portion of such Lender’s exposure to any L/C Obligations attributable to its Revolving Commitment (excluding any portion thereof attributable to outstanding and unpaid Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any exposure to any L/C Obligations and (B) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of any exposure to any L/C Obligations attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to outstanding and unpaid Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such exposure to any L/C Obligations, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Payment Date shall be payable on the third Business Day following such Payment Date, commencing on the first such date to occur after the Closing Date; provided that all such participation fees and fronting fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate in whole will be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.

(iii) The Company agrees to pay to the Administrative Agent, for the sole account of the Administrative Agent, the fees separately agreed upon by the Company and the Administrative Agent.

(d) Interest and Fee Basis; Applicable ABR Margin, Applicable Eurocurrency Rate Margin and Applicable Commitment Fee Percentage.

(i) Interest on all Eurocurrency Rate Loans and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on all ABR Loans shall be calculated for actual days elapsed on the basis of a 365-day, or when appropriate 366-day, year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 3:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligation shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

(ii) With respect to any Revolving Loan or Revolving Commitment, the Applicable ABR Margin, Applicable Eurocurrency Rate Margin and Applicable Commitment Fee Percentage shall be determined from time to time by reference to the numerically lower of (A) the Category corresponding to the Ratings at the time in effect (the “Applicable Ratings Category”) and (B) the Category corresponding to the Leverage Ratio as of the end of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 7.01(a)(i) (the “Applicable Leverage Category”), in each case as set forth in the table below:

CATEGORY	RATINGS (Moody’s/S&P)	LEVERAGE RATIOS	APPLICABLE ABR MARGIN	APPLICABLE EUROCURRENCY RATE MARGIN	APPLICABLE COMMITMENT FEE PERCENTAGE
1	> Baa1/BBB+	< 0.500	0.000%	1.000%	0.100%
2	Baa1/BBB+	≥ 0.500 and <1.000	0.125%	1.125%	0.150%
3	Baa2/BBB	≥ 1.000 and <1.750	0.250%	1.250%	0.200%
4	Baa3/BBB-	≥ 1.750 and <2.500	0.500%	1.500%	0.250%
5	< Baa3/BBB-	≥ 2.500	0.750%	1.750%	0.300%

For purposes of the foregoing, (a) if the Ratings assigned by Moody’s and S&P shall fall within different Categories, the Applicable Ratings Category shall be the Category in which the higher of the Ratings shall fall unless the Ratings differ by two or more Categories, in which case the applicable Category shall be the Category one level below that corresponding to the higher Rating, (b) if either Rating Agency shall not have a Rating in effect (other than by reason of the circumstances referred to in the last sentence of this paragraph), such Rating Agency shall be deemed to have a Rating in Category 5, and (c) if any Rating shall be changed (other than as a result of a change in the rating system of the applicable Rating Agency), such change shall be effective on the fifth Business Day following the date on which it is first announced by the applicable Rating Agency making such change. If the rating system of either Moody’s or S&P shall change, or if such Rating Agency shall cease to be in the business of rating corporate debt obligations and corporate credit, the Company and the Required Lenders shall negotiate in good faith to amend this Section to reflect such changed rating system or the unavailability of Ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Rating used to determine the Applicable ABR Margin, Applicable Eurocurrency Rate Margin and Applicable Commitment Fee Percentage shall be deemed to be that most recently in effect from such Rating Agency prior to such change or cessation.

Upon receipt of the financial statements to be delivered by the Company in accordance with Section 7.01(a)(i) or (ii), as applicable, the Applicable Leverage Category shall be adjusted, such adjustment being effective on the fifth Business Day following the Administrative Agent’s receipt of such financial statements and the compliance certificate required to be delivered in connection therewith pursuant to Section 7.01(a)(iii); provided that if the Company shall not have timely delivered its financial statements in accordance with Section 7.01(a)(i) or (ii), as applicable, then commencing on the date upon which such financial statements should have been delivered and continuing until such financial statements are actually delivered, the Applicable Leverage Category shall be Category 5.

Notwithstanding the foregoing and the Applicable Ratings Category on the Closing Date, prior to the delivery of the financial statements for the fiscal year of the Company ending January 2, 2015, the Applicable ABR Margin, Applicable Eurocurrency Rate Margin and Applicable Commitment Fee Percentage shall be determined by reference to Category 3.

(e) Taxes.

(i) Any and all payments by the Borrowers on account of any obligation of the Borrowers under any Loan Document shall be made free and clear of and without deduction for any and all Taxes, except as otherwise required by law. If any Withholding Agent shall be required by law to deduct or withhold any Taxes from or in respect of any such payment under any Loan Document to any Lender or the Administrative Agent, (A) the applicable Withholding Agent shall make such deductions or withholdings, (B) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and, (C) to the extent such Taxes constitute Indemnified Taxes, the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings of Indemnified Taxes (including deductions of Indemnified Taxes applicable to additional sums payable under this Section 2.13(e)) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings of Indemnified Taxes been made.

(ii) In addition, the Borrowers agree to pay any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes which arise from any payment made under any Loan Document, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Commitments, the Loans or the Letters of Credit, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.18(b)) (hereinafter referred to as “Other Taxes”).

(iii) The Company and each Subsidiary Borrower shall jointly and severally indemnify each Lender and the Administrative Agent for the full amount of Indemnified Taxes and Other Taxes (including, without limitation, any Indemnified Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.13(e)) payable or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender or the Administrative Agent under this Section 2.13(e) submitted to the applicable Borrower and the Administrative Agent (if a Lender is so submitting) by such Lender or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall attach a copy of the original official document from the Governmental Authority asserting such Indemnified Taxes or Other Taxes and shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

(iv) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Company or any Subsidiary Borrower, the Company shall furnish to the Administrative Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(v) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company or any Subsidiary Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company or any Subsidiary Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.02 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (v).

(vi) Without prejudice to the survival of any other agreement of the Company and the Subsidiary Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.13(e) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the payment in full of all Obligations, the termination of the Letters of Credit and the termination of this Agreement.

(vii) Each Lender (including any Replacement Lender) that is not created or organized under the laws of the United States of America or a political subdivision thereof (each a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 14.03 (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), either (A) two duly completed and executed copies of (x) IRS Form W-8BEN or IRS Form W-8BEN-E, (y) IRS Form W-8IMY, or (z) IRS Form W-8ECI, or in each case an applicable successor form or (B) in the case of a Non-U.S. Lender that is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (I) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the Company or any Subsidiary Borrower within the meaning of Section 881(c)(3)(B) of the Code or (z) a “controlled foreign corporation” receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (II) two duly completed and executed copies of IRS Form W-8BEN, IRS Form W-8BEN-E or an applicable successor form. Each such Lender further agrees to deliver to the Company and the

Administrative Agent from time to time a true and accurate certificate in duplicate executed by a duly authorized officer of such Lender in a form satisfactory to the Company and the Administrative Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Company and the Administrative Agent pursuant to this Section 2.13(e)(vii). Further, each Lender which delivers a form or certificate pursuant to this clause (vii) covenants and agrees to deliver to the Company and the Administrative Agent within 15 days prior to the expiration of such form, for so long as this Agreement is still in effect, another such certificate and/or two accurate and complete original newly-signed copies of the applicable form (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder). Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Administrative Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 14.03 (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only for so long as such Lender is legally entitled to do so) a duly completed and executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding and information reporting requirements. Any form delivered by a Lender pursuant to this Section 2.13(e)(vii) shall be true, correct and complete in all material respects.

(viii) Each Lender shall promptly furnish to the Company and the Administrative Agent such additional official forms prescribed by applicable law and documents required to be attached thereto (“Additional Documentation”) as may be reasonably required by any Borrower or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and as will enable any Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements; provided the applicable Lender is legally entitled to provide such Additional Documentation and will incur no material unreimbursed cost or expense and the legal or commercial position of such Lender will not be materially prejudiced (as determined in such Lender’s reasonable judgment) as a result of furnishing such Additional Documentation. Any Additional Documentation furnished by a Lender pursuant to this Section 2.13(e)(viii) shall be true, correct and complete in all material respects. Notwithstanding any other provision of this Section 2.13(e), no Borrower shall be obligated to gross up any payments to any Lender pursuant to Section 2.13(e)(i), or to indemnify any Lender pursuant to Section 2.13(e)(iii), in respect of any withholding Taxes to the extent imposed solely as a result of the failure of such Lender to comply with the provisions of this Section 2.13(e)(viii) or Section 2.13(e)(vii).

(ix) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the

Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.13(e)(ix), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(x) If a Lender or the Administrative Agent determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Lender or the Administrative Agent, agrees to repay the amount paid over to such Borrower (plus any interest charged by the Governmental Authority with respect to such refund) in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. This Section 2.13(e)(x) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(xi) For purposes of this Section 2.13(e), the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.14. Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each applicable Lender of the contents of each Aggregate Revolving Commitment reduction notice, Borrowing/Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify the Company or applicable Borrower and each Lender of the interest rate and Agreed Currency applicable to each Eurocurrency Rate Loan promptly upon determination of such interest rate and Agreed Currency and will give each Lender prompt notice of each change in the Alternate Base Rate.

SECTION 2.15. Lending Installations. Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent and the Company, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

SECTION 2.16. Non-Receipt of Funds by the Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of any Borrower, a payment of principal, interest fees or other Obligations to the Administrative Agent for the account of any of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the applicable Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

SECTION 2.17. Termination Date. This Agreement shall be effective until the date (the “Termination Date”) upon which (a) all of the Obligations (other than (x) obligations in respect of Hedging Agreements or cash management arrangements and (y) other Obligations that are contingent in nature or unliquidated at such time) shall have been fully and indefeasibly paid and satisfied, (b) all commitments of the Lenders to extend credit hereunder have expired or have been terminated and (c) all of the Letters of Credit shall have expired, been canceled or terminated (or been cash collateralized or become subject to other arrangements satisfactory to the Administrative Agent and the Issuing Bank). Notwithstanding the occurrence of the Termination Date, obligations of the Borrowers and other terms hereof which by the terms of this Agreement expressly survive termination shall survive the Termination Date.

SECTION 2.18. Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall: (a) be a Defaulting Lender, (b) request compensation from any Borrower under Sections 2.13(e), 4.01 or 4.02 to recover Indemnified Taxes, Other Taxes or other additional costs incurred by such Lender, or (c) deliver a notice pursuant to Section 4.03 claiming that such Lender is unable to extend Eurocurrency Rate Loans to the Company for reasons not generally applicable to the other Lenders, then, in any such case, after the engagement of one or more “Replacement Lenders” (as defined below) by the Company and/or the Administrative Agent, the Company or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Company and a copy to the Company in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment Agreements (and shall use commercially reasonable efforts to effect such assignment on or prior to five Business Days after the date of such demand) to one or more financial institutions that comply with the provisions of Section 14.03(a) which the Company or the Administrative Agent, as the case may be, shall have engaged for such purpose (each, a “Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its

Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with Section 14.03. The Administrative Agent is authorized to execute one or more of such Assignment Agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five Business Days after the date of such demand. With respect to such assignment the Affected Lender shall be entitled to receive, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.13(e), 4.01, and 4.02 with respect to such Affected Lender and compensation payable under Section 2.13(c) in the event of any replacement of any Affected Lender under clause (b) or clause (c) of this Section 2.18; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13(e), 4.01, 4.02, 4.04, and 11.06, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 12.09.

SECTION 2.19. Subsidiary Borrowers.

(a) Subject to prior or concurrent satisfaction of the conditions precedent in this Section 2.19, any Wholly-Owned Subsidiary of the Company may become a party to this Agreement and a “Subsidiary Borrower” hereunder on or after the Closing Date, entitled to all of the rights and subject to all of the obligations incident thereto.

(b) The Company shall have provided to the Administrative Agent a written request that it desires to add as a party to this Agreement a Wholly-Owned Subsidiary. Such written request shall include the name and address of the proposed “Subsidiary Borrower”, its jurisdiction of formation or organization, its principal place of business and a brief description of its significant business activities.

(c) To add a proposed Domestic Subsidiary or Foreign Subsidiary as a “Subsidiary Borrower”, the Company shall obtain the written consent of the Administrative Agent and each Lender, which consent of each Lender shall not be unreasonably withheld (it being understood that a Lender shall be deemed to have acted reasonably in withholding its consent if (i) it is unlawful for such Lender to make Loans under this Agreement to the proposed “Subsidiary Borrower,” (ii) such Lender cannot or has not determined that it is lawful to do so, (iii) the making of a Loan to the proposed “Subsidiary Borrower” might subject such Lender to adverse tax consequences, (iv) such Lender is required or has determined that it is prudent to register or file in the jurisdiction of formation or organization of the proposed Subsidiary Borrower and it does not wish to do so or (v) that such Lender is restricted by operational or administrative procedures or other applicable internal policies from extending credit under this Agreement to Persons in the jurisdiction in which such Subsidiary is located).

(d) The Administrative Agent shall have received from the proposed “Subsidiary Borrower” a certificate, dated the effective date of the Assumption Letter, duly executed and delivered by the Secretary, Assistant Secretary or other authorized representative of such Subsidiary Borrower as to:

(i) resolutions of its Board of Directors (or equivalent governing body or Person) or its executive committee, as the case may be, then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document to be executed by it and evidence of any necessary filing of such resolutions with the appropriate governmental office;

(ii) the certificate of incorporation or equivalent document of such Subsidiary Borrower;

upon which certificate each Lender may conclusively rely until the Administrative Agent shall have received a further certificate of the Secretary or other authorized Person of such Subsidiary Borrower canceling or amending such prior certificate. In addition, each Subsidiary Borrower shall have delivered to the Administrative Agent a good standing certificate from the relevant governmental regulatory institution of its jurisdiction of organization, if applicable in such jurisdiction, each such certificate to be dated a date reasonably near (but prior to) the date such Subsidiary Borrower becomes a Borrower hereunder.

(e) The Administrative Agent shall have received (i) an original Assumption Letter, duly executed and completed by the proposed Subsidiary Borrower and (ii) such other documents (and related closing documentation) as required by Section 5.02 or as otherwise may be reasonably required by the Administrative Agent, such documents with respect to any additional Subsidiaries to be substantially similar in form and substance to the Loan Documents executed on or about the Closing Date by or in respect of the Subsidiaries parties hereto as of such date.

(f) The Administrative Agent shall have received an opinion of counsel to such Subsidiary Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

(g) The Administrative Agent and each Lender shall have received all Patriot Act Disclosures requested by them with respect to such Subsidiary Borrower.

(h) So long as the principal of and interest on any Advances made to any Subsidiary Borrower under this Agreement shall have been paid in full, all Letters of Credit issued for the account of such Subsidiary Borrower have expired or been returned and terminated and all other obligations of such Subsidiary Borrower under this Agreement shall have been fully performed, the Company may, by not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate such Subsidiary Borrower’s status as a “Subsidiary Borrower” hereunder.

SECTION 2.20. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with such other currency at the Administrative Agent’s office in New York, New York on the

Business Day preceding that on which the final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the Specified Currency with such other currency. If the amount of the Specified Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the Specified Currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the Specified Currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the Specified Currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 13.02, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.21. Market Disruption; Denomination of Amounts in Dollars; Dollar Equivalent of Reimbursement Obligations.

(a) Notwithstanding the satisfaction of all conditions referred to in this Article II with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Company, any Subsidiary Borrower, the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Rate Loans comprising such Advance to be denominated in the Agreed Currency specified by the applicable Borrower, then the Administrative Agent shall forthwith give notice thereof to the Company or such Borrower and the Lenders, or the applicable Borrower shall give notice to the Administrative Agent and the Lenders, as the case may be, and such Eurocurrency Rate Loans shall not be denominated in such currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice, as ABR Loans, unless the applicable Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to borrow on such date, or (ii) it elects to borrow on a date at least three Business Days thereafter in a different Agreed Currency in which the denomination of such Loans would in the opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice.

(b) Except as set forth in Sections 2.01 and 2.03, all amounts referenced in this Article II shall be calculated using the Dollar Amount determined based upon the Equivalent Amount in effect as of the date of any determination thereof; provided to the extent that any Borrower shall be obligated hereunder to pay in Dollars any Advance denominated in a currency other than Dollars, such amount shall be paid in Dollars using the Dollar Amount of the Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof) and in the event that the applicable Borrower does not reimburse the Administrative Agent and the Lenders are required to fund a purchase of a participation in such Advance, such purchase shall be made in Dollars in an amount equal to the Dollar Amount of such Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof). Notwithstanding anything herein to the contrary, the full risk of currency fluctuations shall be borne by the Borrowers and the Borrowers agree to indemnify and hold harmless each Issuing Bank, the Administrative Agent and the Lenders from and against any loss resulting from any borrowing denominated in a currency other than in Dollars and for which the Lenders are not reimbursed on the day of such borrowing.

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender with a Revolving Commitment becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused amount of the Revolving Commitments of such Defaulting Lender pursuant to Section 2.13(c)(i);

(b) the Revolving Commitments and Revolving Credit Obligations of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 10.01, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any exposure to L/C Obligations exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i) unless a Default or Unmatured Default has occurred and is continuing, the exposure to L/C Obligations of such Defaulting Lender shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective applicable Pro Rata Shares, but only to the extent that (A) the sum of each Non-Defaulting Revolving Lender’s Revolving Credit Obligations plus such Defaulting Lender’s exposure to L/C Obligations to be reallocated to such Non-Defaulting Revolving Lender does not exceed such Non-Defaulting Revolving Lender’s Revolving Commitment and (B) the sum of all Non-Defaulting Revolving Lenders’ Revolving Credit Obligations plus such Defaulting Lender’s exposure to L/C Obligations to be reallocated to such Non-Defaulting Revolving Lenders does not exceed the sum of all Non-Defaulting Revolving Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s exposure to any L/C Obligations that has not been reallocated in accordance with the procedures set forth Section 3.10 for so long as such exposure to any L/C Obligations is outstanding;

(iii) if the applicable Borrower cash collateralizes any portion of such Defaulting Lender’s exposure to any L/C Obligations pursuant to clause (ii) above, such Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.13(c)(ii) with respect to such portion of such Defaulting Lender’s exposure to any L/C Obligations for so long as such Defaulting Lender’s exposure to any L/C Obligations is cash collateralized;

(iv) if any portion of the exposure to any L/C Obligations of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.13(c)(i) and 2.13(c)(ii) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s exposure to any L/C Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment utilized by such exposure to any L/C Obligations) and participation fees payable under Section 2.13(c)(ii)) with respect to such Defaulting Lender’s exposure to any L/C Obligations shall be payable to the applicable Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s exposure to any L/C Obligations attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such exposure to any L/C Obligations is reallocated and/or cash collateralized; and

(d) so long as such Revolving Lender is a Defaulting Lender, (i) no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding exposure to L/C Obligations will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrowers in accordance with Section 2.22(c), and participating interests in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

(e) In the event that (x) a Bankruptcy Event with respect to a Revolving Lender Parent of a Revolving Lender shall have occurred following the Closing Date and for so long as such Bankruptcy Event shall continue or (y) any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Company and any other applicable Borrower or such Lender satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, any other applicable Borrower and, as applicable, each Issuing Bank shall agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the exposure to L/C Obligations of the Lenders for Revolving Loans of the applicable Classes shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitments and on such date such Lender shall purchase at par such of the Revolving Loans of the applicable Classes of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its applicable Pro Rata Share (determined for each applicable Class).

ARTICLE III

The Letter of Credit Facility

SECTION 3.01. Obligation to Issue Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrowers herein set forth, each Issuing Bank hereby agrees to issue for the account of the Company or any Subsidiary Borrower through such Issuing Bank’s branches as it and the Company may jointly agree, one or more Letters of Credit denominated in Dollars, Euro or any other currency requested by the applicable Borrower and approved by the Administrative Agent, in accordance with this Article III, from time to time during the period, commencing on the Closing Date and ending on the Business Day prior to the Commitment Termination Date.

SECTION 3.02. Existing Letters of Credit. Schedule 3.02 to the Disclosure Letter contains a schedule of existing letters of credit issued pursuant to the Existing Credit Agreement for the account of the Company and its Subsidiaries prior to the Closing Date. From and after the Closing Date, such letters of credit shall be deemed to be Letters of Credit hereunder.

SECTION 3.03. Types and Amounts. No Issuing Bank shall have any obligation to and no Issuing Bank shall:

(a) issue (or amend) any Letter of Credit if on the date of issuance (or amendment), before or after giving effect to the issuance of the Letter of Credit requested hereunder, (i) the amount of L/C Obligations attributable to Letters of Credit issued by the applicable Issuing Bank would exceed the L/C Commitment of such Issuing Bank, (ii) the amount of the Revolving Credit Obligations at such time would exceed the Aggregate Revolving Commitment at such time or (iii) the aggregate outstanding amount of the L/C Obligations would exceed $50,000,000; or

(b) issue (or amend) any Letter of Credit which has an expiration date later than the date which is the earlier of one year after the date of issuance thereof or the Commitment Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (not to extend beyond the Commitment Termination Date) with the written consent of the applicable Issuing Bank.

SECTION 3.04. Conditions. In addition to being subject to the satisfaction of the applicable conditions contained in Article V, the obligation of an Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(a) the Company shall have delivered to the applicable Issuing Bank (at such times and in such manner as such Issuing Bank may reasonably prescribe) and the Administrative Agent, a request for issuance of such Letter of Credit in substantially the form of Exhibit B hereto (each such request a “Request For Letter of Credit”), a duly executed application for such Letter of Credit on the form customarily used by the Issuing Bank, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the “L/C Documents”), and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

(b) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

SECTION 3.05. Procedure for Issuance of Letters of Credit.

(a) Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Article V have been satisfied, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Company or a Subsidiary Borrower, as applicable, in accordance with such Issuing Bank’s usual and customary business practices and, in this connection, such Issuing Bank may assume that the applicable conditions set forth in Sections 3.04(b) and 5.02 have been satisfied unless it shall have received notice to the contrary from the Administrative Agent or a majority in interest of the Revolving Lenders or has knowledge that the applicable conditions have not been met.

(b) Promptly, and in any event not more than one Business Day following the date of issuance of any Letter of Credit, the applicable Issuing Bank shall give the Administrative Agent written notice or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit (provided that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank), and the Administrative Agent shall promptly give notice to the Lenders of each such issuance.

(c) No Issuing Bank shall extend or amend any Letter of Credit unless the requirements of this Section 3.05 are met as though a new Letter of Credit was being requested and issued.

SECTION 3.06. Letter of Credit Participation. On the Closing Date, with respect to existing Letters of Credit issued pursuant to the Existing Credit Agreement, and immediately upon the issuance of each Letter of Credit under this Agreement, each

Revolving Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Company in respect thereof, and the liability of such Issuing Bank thereunder (collectively, an “L/C Interest”) in the amount available for drawing under such Letter of Credit multiplied by such Lender’s applicable Pro Rata Share.

SECTION 3.07. Reimbursement Obligation.

(a) Each Borrower on whose behalf a Letter of Credit is issued agrees unconditionally, irrevocably and absolutely to pay to the Administrative Agent, for the account of the applicable Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Borrowers to reimburse the Administrative Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by such Borrower no later than the Business Day on which the applicable Issuing Bank makes payment of each such L/C Draft or, if such Borrower shall have received notice of a Reimbursement Obligation later than 12:00 noon (New York time), on any Business Day or on a day which is not a Business Day, no later than 12:00 noon (New York time), on the immediately following Business Day or, in the case of any other draw on a Letter of Credit, the date specified in the demand of such Issuing Bank. If the applicable Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 3.07, the Issuing Bank shall promptly notify the Administrative Agent and the Administrative Agent shall promptly notify each applicable Lender and such Borrower shall be deemed to have requested to borrow Revolving Loans from the applicable Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, in Dollars in an amount equal to the Dollar Amount (calculated based upon the Equivalent Amount in effect on the date of payment thereof) of the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Notwithstanding anything herein to the contrary, the full risk of currency fluctuations shall be borne by the applicable Borrower and such Borrower agrees to indemnify and hold harmless the Issuing Bank and the Lenders from and against any loss resulting from any advance denominated in a currency other than in Dollars for which the Lenders reimburse the Issuing Bank in Dollars as provided above.

(b) Each Revolving Lender shall upon any notice pursuant to Section 3.07(a) make available to the Administrative Agent for the account of the relevant Issuing Bank the amount of its Revolving Loan in immediately available funds equal to its applicable Pro Rata Share of the Dollar Amount of the drawing, whereupon such Lenders shall (subject to Section 3.07(d)) each be deemed to have made a Revolving Loan constituting an ABR Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s applicable Pro Rata Share of the amount of the drawing by no later than 2:00 p.m. (New York time) on the date of the advance giving rise to the Reimbursement Obligation, if notified prior to 12:00 p.m. (New York time) or on the next Business Day if notified thereafter, then interest shall accrue on such Lender’s obligation to make such payment, from such date to the date such Lender makes such payment, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time during such period. The Administrative Agent will promptly give notice of the occurrence of the draw, but failure of the Administrative Agent to give any such notice in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 3.07.

(c) Each applicable Lender’s obligation in accordance with this Agreement to make the Revolving Loans, as contemplated by this Section 3.07, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Banks and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against an Issuing Bank, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, an Unmatured Default or a Material Adverse Effect, or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(d) If, for any reason, the Company fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation becomes due and, for any reason, the applicable Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to (i) in the case of a Reimbursement Obligation in Dollars, the Alternate Base Rate plus the Applicable ABR Margin applicable to ABR Revolving Loans plus 2% per annum and (ii) in the case of a Reimbursement Obligation in a currency other than Dollars, a rate determined by the Administrative Agent to represent the cost of overnight funds in the applicable currency plus the Applicable Eurocurrency Margin applicable to Eurocurrency Revolving Loans plus 2% per annum.

SECTION 3.08. Issuing Bank Reporting Requirements. In addition to the notices required by Section 3.05(b), each Issuing Bank shall, no later than the 10th Business Day following the last day of each month, provide to the Administrative Agent, upon the Administrative Agent’s request, schedules, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party, amount, expiration date and the reference number of each Letter of Credit issued by it outstanding at any time during such month and the aggregate amount paid by the Borrowers during such month. In addition, upon the request of the Administrative Agent, each Issuing Bank shall furnish to the Administrative Agent copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent. Upon the request of any Lender, the Administrative Agent will provide to such Lender information concerning such Letters of Credit.

SECTION 3.09. Indemnification; Exoneration.

(a) In addition to amounts payable as elsewhere provided in this Article III, the Company hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each Issuing Bank and each Lender from and against any and all liabilities and costs which the Administrative Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the applicable Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(b) As among the Company, the Lenders, the Administrative Agent and the Issuing Banks, the Company assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Company at the time of request for any Letter of Credit, none of the Administrative Agent, any Issuing Bank or any Lender shall be responsible (in the absence of gross negligence or willful misconduct of such party in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions not expressly provided on the face of such Letter of Credit and required in order to draw upon such Letter of Credit, (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail or other telephonic or electronic transmission or otherwise, (v) for errors in interpretation of technical trade terms, (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof, (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 3.09.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the applicable Issuing Bank, the Administrative Agent or any Lender under any resulting liability to the Company or relieve the Company of any of its obligations hereunder to any such Person.

(d) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 3.09 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

SECTION 3.10. Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Company shall, on the Business Day that it receives the Administrative Agent’s demand, deliver to the Administrative Agent for the benefit of the Revolving Lenders and the Issuing Banks, cash, or other collateral of a type satisfactory to a majority in interest of the Revolving Lenders, having a value, as determined by such Lenders, equal to 100% of the aggregate Dollar Amount of the outstanding L/C Obligations. In addition, if the Availability is at any time less than the Dollar Amount of all contingent L/C Obligations outstanding at any time, the Company shall deposit cash collateral with the Administrative Agent in Dollars in an amount equal to 105% of the Dollar Amount by which such L/C Obligations exceed such Availability. Any such collateral shall be held by the Administrative Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Administrative Agent for the benefit of the Revolving Lenders and the Issuing Banks as collateral security for the Company’s obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Administrative Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 3.10 which are not to be applied to reimburse an Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit or L/C Draft, shall be returned to the Company within one Business Day (after deduction of the Administrative Agent’s expenses incurred in connection with such cash collateral account).

ARTICLE IV

Change In Circumstances

SECTION 4.01. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the Closing Date or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith, subjects the Administrative Agent, any Lender or any applicable Lending Installation to any Taxes (other than Indemnified Taxes, Other Taxes or Excluded Taxes, as to which Section 2.13(e) will govern) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or changes the basis of taxation of payments to any Lender (other than changes in the rate of taxation on the overall net income of such Lender) in respect of its Commitment, Loans, L/C Interests, Letters of Credit or other amounts due to it hereunder, or imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Rate Loans) with respect to its Commitment, Loans, L/C Interests or the Letters of Credit, or imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Commitment, Loans, the L/C

Interests or the Letters of Credit or to reduce any amount received by any Lender or any applicable Lending Installation in connection with its Commitment, Loans or Letters of Credit, or to require any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Commitment, Loans or L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender; and the result of any of the foregoing is to increase the cost to the Administrative Agent or that Lender of making, renewing or maintaining its Commitment, Loans, L/C Interests, or Letters of Credit or to reduce any amount received under this Agreement, then, within 15 days after receipt by the Company or any other Borrower of written demand by the Administrative Agent or such Lender pursuant to Section 4.05, the applicable Borrowers shall pay the Administrative Agent or such Lender that portion of such increased expense incurred or reduction in an amount received which the Administrative Agent or such Lender reasonably determines is attributable to making, funding and maintaining its Commitment, Loans, L/C Interests and Letters of Credit; provided however that the Company shall not be liable under this Section 4.01 for the payment of any such amounts incurred or accrued more than 180 days prior to the date on which notice of the event or occurrence giving rise to the obligation to make such payment is given to the Company hereunder; provided further that if the event or occurrence giving rise to such obligation is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof; provided further that (a) if the Company objects in good faith to any payment demanded under this Section 4.01 on or before the date such payment is due, then the Company and the Administrative Agent or Lender demanding such payment shall enter into discussions to review the amount due and the Company’s obligation to pay such amount to the Administrative Agent or such Lender shall be deferred for 30 days after the original demand for payment and (b) if the Company and the Administrative Agent or such Lender do not otherwise reach agreement on the amount due during such 30 day period, the Company shall pay to the Administrative Agent or such Lender at the end of such 30 day period the amount certified by the Administrative Agent or such Lender to be due. Subject to the last proviso in the preceding sentence, a certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. For all purposes of this Section 4.01 and Section 4.02 below, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by any United States or foreign regulatory authorities under, in connection with or implementing Basel III, shall in each case be deemed to have been adopted after the Closing Date regardless of the date enacted, adopted, issued or implemented.

SECTION 4.02. Changes in Capital Adequacy and Liquidity Regulations. If a Lender determines (a) the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a “Change” (as defined below) and (b) such increase in capital or liquidity will result in an increase in the cost to such Lender of maintaining its Commitments, Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within 15 days after receipt by the Company or any other

Borrower of written demand by such Lender pursuant to Section 4.05, the applicable Borrowers shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on its capital resulting from such increased capital or liquidity requirement which such Lender reasonably determines is attributable to this Agreement, its Commitments, Loans, L/C Interests, Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy or liquidity); provided however that the Company shall not be liable under this Section 4.02 for the payment of any such amounts incurred or accrued more than 180 days prior to the date on which notice of the event or occurrence giving rise to the obligation to make such payment is given to the Company hereunder; provided further that if the event or occurrence giving rise to such obligation is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; provided further that (a) if the Company objects in good faith to any payment demanded under this Section 4.02 on or before the date such payment is due, then the Company and the Lender demanding such payment shall enter into discussions to review the amount due and the Company’s obligation to pay such amount to such Lender shall be deferred for 30 days after the original demand for payment and (b) if the Company and such Lender do not otherwise reach agreement on the amount due during such 30 day period, the Company shall pay to such Lender at the end of such 30 day period the amount certified by such Lender to be due. Subject to the last proviso in the preceding sentence, a certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. “Change” means (i) any change after the Closing Date in the risk-based capital or liquidity guidelines applicable to Lenders or their holding companies, or (ii) any adoption or phase-in of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.

SECTION 4.03. Availability of Types of Advances. If (a) any Lender determines that maintenance of its Eurocurrency Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (b) the Required Lenders determine that (i) deposits of a type, currency or maturity appropriate to match fund Eurocurrency Rate Advances are not available, or (ii) the interest rate applicable to a Eurocurrency Rate Advance does not accurately reflect the cost of making or maintaining such an Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (a), require any Advances of the affected Type to be repaid or converted into another Type.

SECTION 4.04. Funding Indemnification. In the event of (a) the payment of any principal of any Eurocurrency Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Rate Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan (but not including the Applicable Eurocurrency Rate Margin), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in a like currency and of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender delivered to the applicable Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 4.05. Lender Statements; Survival of Indemnity. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Rate Loans to reduce any liability of any Borrower to such Lender under Sections 4.01 and 4.02 or to avoid the unavailability of a Type of Advance under Section 4.03, so long as such designation is not, in such Lender’s judgment, disadvantageous in any material respect to such Lender. Any demand for compensation pursuant to this Article IV shall be in writing and shall state the amount due, if any, under Sections 4.01, 4.02 or 4.04 and shall set forth in reasonable detail an explanation of the manner in which such Lender determined such amount. Such written demand shall be rebuttably presumed correct for all purposes. Determination of amounts payable under such Sections in connection with a Eurocurrency Rate Loan shall be calculated as though each Lender funded its Eurocurrency Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. The obligations of the Company and the other Borrowers under Sections 4.01, 4.02 and 4.04 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE V

Conditions Precedent

SECTION 5.01. Closing Date. The effectiveness of this Agreement is subject to the satisfaction of each of the following conditions (or the waiver of such condition in accordance with Section 10.01):

(a) the Administrative Agent (or its counsel) shall have received from each party to this Agreement either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmissions of signed signature pages) that such party has signed a counterpart of this Agreement;

(b) the Administrative Agent shall have received evidence reasonably satisfactory to it that the Commitments (as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement shall have been (or shall simultaneously be) terminated and all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been (or shall simultaneously be) paid in full;

(c) the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably have requested relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated hereby and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent;

(d) the representations and warranties of the Company set forth in Article VI hereof shall be true and correct on and as of the Closing Date (in each case, unless any such representation or warranty is made as of a specific date, in which case such representation or warranty shall have been true and correct in all material respects as of such date), and the Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief financial officer of the Company, in form and substance reasonably satisfactory to the Administrative Agent, confirming the accuracy thereof;

(e) the Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Wilson Sonsini Goodrich & Rosati, P.C., in form and substance reasonably satisfactory to the Administrative Agent;

(f) the Administrative Agent shall have received from the Company the fees separately agreed to be paid by the Company for the account of each Lender and all amounts due and payable to the Administrative Agent on or prior to the Closing Date pursuant to the Loan Documents, including, to the extent invoiced, reimbursement of all reasonable costs and out-of-pocket expenses (including reasonable fees, disbursements and other charges of counsel for the Administrative Agent) required to be reimbursed or paid by the Company hereunder or under any other Loan Document; and the Administrative Agent, the Arrangers and their respective affiliates shall have received from the Company all fees, and, to the extent invoiced, reasonable costs and out-of-pocket expenses and other amounts separately agreed to be paid by the Company in connection with this Agreement and the transactions contemplated hereby; and

(g) the Administrative Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested by the Administrative Agent or Lenders at least 10 days prior to the Closing Date.

SECTION 5.02. Each Advance and Letter of Credit Issuance. The Lenders shall not be required to make any Loan, and the Issuing Banks shall not be required to issue any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

(a) there exists no Default or Unmatured Default and no Default or Unmatured Default would result after giving effect to the making of such Loan or issuance of such Letter of Credit;

(b) all the representations and warranties contained in Article VI (other than Sections 6.05 and 6.07) are true and correct in all material respects as of such Borrowing Date or issuance date (unless any such representation and warranty is made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such date);

(c) the Revolving Credit Obligations do not, and after making such proposed Advance would not, exceed the Aggregate Revolving Commitment; and

(d) the Administrative Agent shall have received a timely Borrowing Notice with respect to the applicable Loan.

Each Borrowing/Conversion/Continuation Notice with respect to a new Advance and each request for a Letter of Credit or Letter of Credit amendment shall constitute a representation and warranty by the Company that the conditions contained in Sections 5.02(a), (b) and (c) have been satisfied.

ARTICLE VI

Representations and Warranties

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and to issue the Letters of Credit described herein, the Company represents and warrants as follows to each Lender and the Administrative Agent as of the Closing Date, giving effect to the consummation of the transactions contemplated by the Loan Documents, and thereafter on each date as required by, and subject to the qualifications set forth in, Section 5.02:

SECTION 6.01. Organization; Corporate Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing under the laws of its jurisdiction of formation (except in the case of Subsidiaries that are not Loan Parties where the failure to so be in good standing would not have a Material Adverse Effect) and is qualified to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified would not have a Material Adverse Effect.

SECTION 6.02. Authorization and Validity. Each of the Loan Parties has the requisite power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each of the Loan Parties of the Loan Documents to which it is a party and the performance by such Loan Party of its obligations thereunder have been duly authorized by proper proceedings on the part of such Loan Party, and the Loan

Documents to which it is a party constitute legal, valid and binding obligations of each of the Loan Parties party thereto enforceable against each of the Loan Parties in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 6.03. No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions contemplated thereby, nor compliance by any Loan Party with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any Subsidiary or the Company’s or such Loan Party’s articles of incorporation or by-laws or other constitutive documents and agreements or the provisions of any material indenture, instrument or agreement to which the Company or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien on the property of the Company or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained by any Loan Party in connection with the authorization, execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents to which it is a party, except such as have been obtained or made and are in full force and effect.

SECTION 6.04. Financial Statements. The Company has heretofore furnished to the Lenders (i) its consolidated balance sheet and related consolidated statements of income, shareholders’ equity and cash flows as of and for the fiscal year ended January 3, 2014, audited by and accompanied by the opinion of Ernst & Young LLP, and (ii) its consolidated balance sheet and related consolidated statements of income and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended October 3, 2014. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with Agreement Accounting Principles, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.

SECTION 6.05. Material Adverse Change. Since January 3, 2014, there has occurred no change in the financial condition, operations, assets, business or properties of the Company and its Subsidiaries taken as a whole, or any other event, which has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 6.06. Taxes. The Company and the Subsidiaries have filed all United States federal income Tax returns and all other material Tax returns which are required to be filed by any of them and have paid all Taxes due pursuant to said returns or pursuant to any assessment received by the Company or any Subsidiary, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with the Agreement Accounting Principles, or where the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of any Taxes or other governmental charges have been made in accordance with Agreement Accounting Principles.

SECTION 6.07. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of the Borrowers, threatened in writing against the Company or any of its Subsidiaries (a) challenging the validity or enforceability of any material provision of the Loan Documents or (b) which could reasonably be expected to have a Material Adverse Effect. There is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidated financial statements of the Company referred to in Section 6.04 or prepared and delivered pursuant to Section 7.01(a) for the fiscal period during which such material loss contingency was incurred. Neither the Company nor any of its Subsidiaries is subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.08. Employee Benefits and Labor Matters. (a) ERISA. As of January 3, 2014, the Unfunded Liabilities of all Single Employer Plans did not in the aggregate exceed $50,000,000. Each Plan complies and has been maintained in all material respects with all applicable requirements of law and regulations. No Reportable Event has occurred with respect to any Single Employer Plan having any Unfunded Liability which has or may reasonably be expected to result in a liability to the Company in excess of $50,000,000. Neither the Company nor any other members of the Controlled Group has terminated any Single Employer Plan without in each instance funding all vested benefit obligations thereunder. Each member of the Controlled Group has fulfilled its minimum funding obligations with respect to each Multiemployer Plan. No Termination Event has occurred or is reasonably expected to occur. There are no material actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company or its Subsidiaries, threatened with respect to any Plan or Multiemployer Plan.

(b) Labor Matters. As of the Closing Date, no labor disputes, strikes or walkouts affecting the operations of the Company or any of its Subsidiaries, are pending, or, to the Company’s knowledge, threatened, which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Accuracy of Information. None of the (a) written reports, financial statements, certificates or other written information (other than projections or forward-involving information and information of a general economic or industry specific nature) furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents or (b) representations or warranties of the Company or any Subsidiary contained in this Agreement, the other Loan Documents or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders by or on behalf of the Company or any Subsidiary for use in connection with the transactions contemplated by this Agreement, in each case, as modified or supplemented by other information theretofore furnished, when furnished and taken as a whole and taken together with the Company’s filings theretofore made with the Commission, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading; provided that with respect to any projected financial information or results contained in such materials, the Company represents only that such information was prepared in good faith based upon assumptions believed by the Company to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies and that no assurances can be given that any particular projected financial information will be realized and that variances between actual results and projected financial results can be material).

SECTION 6.10. Regulation U. Margin Stock constitutes less than 25% of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder or under any other agreement to which any Lender or Affiliate of a Lender is party.

SECTION 6.11. Compliance With Laws. The Company and its Subsidiaries are in compliance with all Requirements of Law except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any Requirements of Law or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

SECTION 6.12. Ownership of Properties. On the Closing Date, each of the Company and its Subsidiaries has good title, free of all Liens other than Liens permitted under Section 7.03(a), to or valid leasehold interests in all of its real and personal property and assets material to its business.

SECTION 6.13. Investment Company Act Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940.

SECTION 6.14. Environmental Matters. Each of the Company and its Subsidiaries is in compliance with all, and has obtained and is in compliance with all permits and licenses required under, Environmental, Health or Safety Requirements of Laws in effect in each jurisdiction where it has conducted business, except to the extent the failure to so comply or obtain, in the aggregate for all such failures, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to, or knows of any basis for, any liability, damage, action or other cost, contingent or otherwise, under applicable Environmental, Health or Safety Requirements of Laws, or with respect to the Release of or exposure to any Contaminant, that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, neither the Company nor any Subsidiary has received any:

(a) notice from any Governmental Authority by which any of the Company’s or such Subsidiary’s present or previously-owned or leased property has been identified in any manner by any such Governmental Authority as a property requiring remedial or other corrective action with respect to a Release of any Contaminant; or

(b) notice of any Lien arising under or in connection with any Environmental, Health or Safety Requirements of Law that has attached to any of the Company’s or such Subsidiary’s owned or the Company or any Subsidiaries’ interest in any leased property or any revenues of the Company’s or such Subsidiary’s owned property; or

(c) communication, written or oral, from any Governmental Authority concerning action or omission by the Company or such Subsidiary in connection with its ownership or leasing of any property resulting in the Release of any Contaminant resulting in any violation of or liability under any Environmental, Health or Safety Requirements of Law;

where the effect of which, in the aggregate for all such notices and communications, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.15. Insurance. The properties and assets and business of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Subsidiaries of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and are similarly situated, except to the extent that the Company and its Subsidiaries have self-insured against hazards and risks with respect to which, and in such amounts as, the Company has in good faith determined to be prudent and consistent with sound financial practice, and as are customary for companies engaged in similar businesses and owning and operating similar properties.

SECTION 6.16. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and its and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and its and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance in all material respects with applicable Anti-Corruption Laws and applicable Sanctions. None of (a) the Company, any Subsidiary or to the knowledge of the Company any of its or their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate applicable Anti-Corruption Laws or applicable Sanctions.

SECTION 6.17. Representations and Warranties of each Subsidiary Borrower. Each Subsidiary Borrower further represents and warrants to the Administrative Agent and the Lenders that:

(a) Organization and Corporate Powers. Such Subsidiary Borrower (i) is a company duly formed and validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing under the laws of the state or country of its organization (such jurisdiction being hereinafter referred to as the “Home Country”), (ii)

has the requisite power and authority to own its property and assets and to carry on its business substantially as now conducted except where the failure to have such requisite authority would not have a Material Adverse Effect on such Subsidiary Borrower and (iii) has the requisite power and authority and legal right to execute and deliver each Loan Document to which it is a party and the performance by it of its obligations thereunder have been duly authorized by proper corporate proceedings on the part of such Subsidiary Borrower.

(b) Binding Effect. Each Loan Document executed by such Subsidiary Borrower is the legal, valid and binding obligation of such Subsidiary Borrower enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in equity or at law).

(c) No Conflict; Government Consent. Neither the execution and delivery by such Subsidiary Borrower of the Loan Documents to which it is a party, nor the consummation by it of the transactions therein contemplated to be consummated by it, nor compliance by such Subsidiary Borrower with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Subsidiary Borrower or any of its Subsidiaries or such Subsidiary Borrower’s memoranda of association or articles or certificate of incorporation, by-laws or other constituent documents and agreements or the provisions of any material indenture, instrument or agreement to which such Subsidiary Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of such Subsidiary Borrower or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental agency is required to authorize, or is required to be made by such Subsidiary Borrower in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents except such as have been obtained or made and are in full force and effect.

(d) Filing. To ensure the enforceability or admissibility in evidence of this Agreement and each Loan Document to which such Subsidiary Borrower is a party in its Home Country, it is not necessary that this Agreement or any other Loan Document to which such Subsidiary Borrower is a party or any other document be filed or recorded with any court or other authority in its Home Country or that any stamp or similar tax be paid to or in respect of this Agreement or any other Loan Document of such Subsidiary Borrower. The qualification by any Lender or the Administrative Agent for admission to do business under the laws of such Subsidiary Borrower’s Home Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender or the Administrative Agent of any right, privilege, or remedy afforded to any Lender or the Administrative Agent in connection with the Loan Documents to which such Subsidiary Borrower is a party or the enforcement of any such right, privilege, or remedy against such Subsidiary Borrower.

(e) No Immunity. Neither such Subsidiary Borrower nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process. Such Subsidiary Borrower’s execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

(f) Application of Representations and Warranties. It is understood and agreed by the parties hereto that the representations and warranties of each Subsidiary Borrower in this Section 6.17 shall only be applicable to such Subsidiary Borrower on and after the date of its execution of an Assumption Letter.

ARTICLE VII

Covenants

The Company covenants and agrees that so long as any Commitments are outstanding and thereafter until the payment in full of all the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than any indemnification or other contingent obligations that are not yet due or payable) and until the termination, expiration or cash collateralization of, or the making of other arrangements with respect to, all Letters of Credit, in each case on terms reasonably satisfactory to the applicable Issuing Bank, unless the Required Lenders shall otherwise give prior written consent:

SECTION 7.01. Reporting. The Company shall:

(a) Financial Reporting. Furnish to the Administrative Agent:

(i) Quarterly Reports. As soon as practicable and in any event within 45 days after the end of each of the first three quarterly periods of each of its fiscal years (commencing with the fiscal quarter ending April 3, 2015), for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the end of such period and a consolidated statement of income and statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, presented on the same basis as described in Section 7.01(a)(ii) (except that compliance with generally accepted accounting principles in the United States shall be subject to year-end adjustments and the absence of footnotes) and, in the case of the consolidated statement of income and the statement of cash flows, on a comparative basis with the statements for such period in the prior fiscal year of the Company.

(ii) Annual Reports. As soon as practicable, and in any event within 90 days after the end of each of its fiscal years, commencing with the fiscal year ending January 2, 2015, an audit report, certified by internationally recognized independent certified public accountants, prepared in accordance with generally accepted accounting principles, on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, a related statement of income and a consolidated statement of changes in shareholders’ equity, and a statement of cash flows, which audit report shall be unqualified and shall state that such financial statements fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of operations and cash flows for the periods indicated in conformity with generally accepted accounting principles in the United States and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(iii) Officer’s Certificate. Together with each delivery of any financial statement pursuant to clauses (i) and (ii) of this Section 7.01(a), a compliance certificate, substantially in the form of Exhibit D hereto, signed by the Company’s chief financial officer, chief accounting officer or treasurer, setting forth calculations for the period then ended which demonstrate compliance with Section 7.04, calculating the Leverage Ratio for purposes of determining the then Applicable ABR Margin, Applicable Eurocurrency Rate Margin and Applicable Commitment Fee Percentage and stating that as of the date of such compliance certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(b) Notice of Default. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer, controller or other executive officer of the Company obtaining actual knowledge (i) of any condition or event which constitutes a Default or Unmatured Default or (ii) that any Person has given any written notice to any Authorized Officer or any Subsidiary of the Company or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.01(d), the Company shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate specifying (A) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (B) the notice given or action taken by such Person in connection therewith and (C) what action the Company has taken, is taking or proposes to take with respect thereto.

(c) Lawsuits. (i) Promptly upon the Company obtaining actual knowledge of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, give written notice thereof to the Administrative Agent and provide such other information as may be reasonably requested to enable each Lender and the Administrative Agent and its counsel to evaluate such matters; provided that the Company shall not be required to provide information subject to attorney-client privilege.

(d) Other Reports. Deliver or cause to be delivered to the Administrative Agent and the Lenders copies of all written notifications received from the Commission by the Company or its Subsidiaries pursuant to the Exchange Act and the rules promulgated thereunder relating to actual or potential violations of rules promulgated by the Commission or other laws. The Company shall include the Administrative Agent and the Lenders on its standard distribution lists for all press releases made available generally by the Company or any of the Company’s Subsidiaries to the public concerning material developments in the business of the Company or any such Subsidiary.

(e) Other Information. Promptly, following a request by any Lender, prepare and deliver to such Lender all documentation and other information such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act. Promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Company or any of its Subsidiaries, as from time to time may be reasonably requested by the Administrative Agent.

Documents required to be delivered pursuant to Section 7.01(a)(i) or (a)(ii) (to the extent any such documents are included in materials otherwise filed with the Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address www.trimble.com or (ii) on which such documents are posted on the Company’s behalf on an Internet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents.

SECTION 7.02. Affirmative Covenants.

(a) Corporate Existence, Etc. Subject to 7.03(f), the Company shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate (or other applicable entity) existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses except where, in the case of Subsidiaries which are not Subsidiary Borrowers, failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Corporate Powers; Conduct of Business. The Company shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(c) Compliance with Laws, Etc. The Company shall, and shall cause its Subsidiaries to, (A) comply with all applicable Requirements of Law and (B) obtain as needed all permits necessary for its operations and maintain such permits in good standing, unless failure to comply with, obtain or maintain such permits could not reasonably be expected to have a Material Adverse Effect. The Company shall maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and its and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(d) Payment of Taxes and Claims. The Company shall pay, and cause each of its Subsidiaries to pay, (i) all material Taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for material sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 7.03(a)) upon any of the Company’s or such Subsidiary’s property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor.

(e) Insurance. The Company will maintain, and will cause to be maintained on behalf of each of its Subsidiaries, insurance coverage by financially sound and reputable insurance companies or associations, against such casualties and contingencies, of such types and in such amounts as are customary for companies engaged in similar businesses and owning and operating similar properties, it being understood that the Company and its Subsidiaries may self-insure against hazards and risks with respect to which, and in such amounts, as the Company in good faith determines prudent and consistent with sound financial practice, and as are customary for companies engaged in similar businesses and owning and operating similar properties. The Company shall furnish to any Lender upon request full information as to the insurance carried.

(f) Inspection of Property; Books and Records; Discussions. The Company shall permit, and cause each of its Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or the Required Lenders (or while any Default exists, any Lender) to visit and inspect, for a reasonable purpose, any of the properties of the Company or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and their independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested (but no more than once per calendar year unless a Default exists). Notwithstanding anything to the contrary in this Section 7.02(f), neither the Company nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts from, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or its respective designated representative) is then prohibited by any Requirement of Law or any agreement binding on the Company or any of its Subsidiaries, or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product. The Company shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, proper books of record and account in which full, true and correct entries in all material respects are made sufficient for the preparation of financial statements in accordance with the Agreement Accounting Principles.

(g) Maintenance of Property. The Company shall cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, except to the extent that the failure to so maintain such property could not be reasonably expected to have a Material Adverse Effect.

(h) Use of Proceeds. The proceeds of the Loans will be used to repay loans outstanding under the Existing Credit Agreement and for working capital needs and other general corporate purposes of the Company and its Subsidiaries, including, without limitation, the financing of Acquisitions. Letters of Credit will be issued only to support obligations of Company and its Subsidiaries incurred in the ordinary course of business. The Company will not request any Advance or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries shall not use, the proceeds of any Advance or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7.03. Negative Covenants.

(a) Liens. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets, or engage in any Securitization Transaction, except:

(i) Permitted Existing Liens and any renewals or extensions thereof; provided that such Liens shall not apply to any other asset of the Company or any Subsidiary and shall secure only those obligations that they secure on the date hereof (together with any accessions, additions, parts, replacements, fixtures, improvements and attachments to such original property, and the proceeds thereof) and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and expenses reasonably incurred, in connection with such extensions, renewals or refinancings;

(ii) Permitted Liens;

(iii) Liens on property acquired by the Company or any Subsidiary after the date hereof existing at the time of the acquisition thereof or existing on any property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Liens shall not apply to any other property of the Company or any Subsidiary (other than any accessions, additions, parts, replacements, fixtures, improvements and attachments to such original property, and the proceeds thereof) and (C) such Liens shall secure only those obligations which they secure on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and expenses reasonably incurred, in connection with such extensions, renewals or refinancings;

(iv) Liens securing Indebtedness of a Subsidiary to the Company or to another Subsidiary;

(v) Liens on fixed or capital assets and related software acquired, constructed or improved by the Company or any Subsidiary (together with any accessions, additions, parts, replacements, fixtures, improvements and attachments to such original property, and the proceeds thereof) securing Indebtedness incurred to finance such acquisition, construction or improvement; provided that (A) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (B) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and related software and (C) such Liens shall not apply to any other property or assets of the Company or any Subsidiary;

(vi) Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(vii) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of bankers’ acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(viii) statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including rights of set-off or similar rights and remedies);

(ix) Liens consisting of pledges of cash collateral in an aggregate amount not to exceed $10,000,000 to secure Hedging Agreements, letters of credit, bank guarantees and banker’s acceptances;

(x) customary Liens granted in favor of a trustee to secure fees and other amounts owing to a trustee under an indenture or other agreement pursuant to which Indebtedness permitted by this Agreement is issued;

(xi) Liens on assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted by Section 7.03(b);

(xii) Liens encumbering Receivables sold or assigned by the Company or its Subsidiaries pursuant to factoring or similar arrangements (but not pursuant to Securitization Transactions or secured incurrences of Indebtedness) and the proceeds thereof and any account into which such proceeds are deposited (so long as such account is maintained solely for the purpose of receiving such proceeds);

(xiii) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code as in effect in the State of New York (or, if applicable, the corresponding section of the Uniform Commercial Code in the relevant jurisdiction), in each case covering only the items being collected upon;

(xiv) Liens representing the interest or title of a licensor, lessor, sublicensor or sublessor under any license or lease permitted by this Agreement;

(xv) any encumbrance or restriction (including put and call arrangements) with respect to the transfer of the Equity Interests of any joint venture or similar arrangement pursuant to the terms thereof;

(xvi) Liens securing Attributable Debt in respect of all outstanding Sale and Leaseback Transactions permitted by Section 7.03(c)(ii) in an aggregate principal amount at any time outstanding not to exceed $75,000,000;

(xvii) Securitization Transactions in an aggregate principal amount not to exceed $25,000,000; and

(xviii) other Liens securing or deemed to exist in connection with Indebtedness or other obligations and Securitization Transactions; provided that at the time of and after giving pro forma effect to the incurrence of any such Lien (or any Indebtedness or other obligations secured thereby) or any such sale, the sum, without duplication, of (A) the aggregate principal amount of the outstanding Indebtedness or other obligations secured by Liens and the outstanding Securitization Transactions permitted by this clause (xviii), (B) the outstanding Indebtedness permitted by Section 7.03(b)(xiv), and (C) the Attributable Debt in respect of all outstanding Sale and Leaseback Transactions permitted by Section 7.03(c)(iii) does not exceed the greater of (x) $100,000,000 and (y) 10.0% of Consolidated Net Assets (calculated as of the date of the Company’s balance sheet most recently delivered pursuant to Section 7.01(a)(i) or Section 7.01(a)(ii) or, if prior to the delivery of the first balance sheet to be delivered pursuant to Section 7.01(a)(i) or Section 7.01(a)(ii), the most recent balance sheet referred to in Section 6.04).

(b) Indebtedness of Subsidiaries. The Company shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness or any preferred Capital Stock other than:

(i) the Obligations;

(ii) Permitted Existing Indebtedness and any refinancings, renewals, refundings or extensions thereof; provided that the principal amount of such Indebtedness is not increased at the time of any such refinancing, renewal, refunding or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and expenses reasonably incurred, in connection with such refinancing, renewal, refunding or extension;

(iii) Indebtedness of any Subsidiary to the Company or any other Subsidiary and any preferred Capital Stock issued to the Company or any other Subsidiary;

(iv) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets and related software acquired, constructed or improved by the such Subsidiary; provided that such

Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(v) Indebtedness or preferred Capital Stock of any Person that becomes a Subsidiary after the date hereof, or Indebtedness that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary; provided that such Indebtedness or preferred Capital Stock shall exist at the time such Person becomes a Subsidiary or such assets are acquired, shall not be created in contemplation of or in connection with such Person becoming a Subsidiary or such acquisition and shall not be secured by any Liens other than Liens permitted under Section 7.03(a);

(vi) Indebtedness of any Subsidiary as an account party in respect of letters of credit, bank guarantees and banker’s acceptances backing obligations that do not constitute Indebtedness;

(vii) guarantees by any Subsidiary of any Indebtedness of the Company or any other Subsidiary; provided that such Subsidiary guaranteeing any Indebtedness of the Company also guarantees the Obligations on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent;

(viii) Indebtedness incurred in connection with Hedging Agreements entered into for non-speculative purposes;

(ix) Indebtedness arising in connection with (A) customary cash management or treasury services, (B) any overdraft facilities or (C) the endorsement of instruments for deposit, in each case, entered into in the ordinary course of business;

(x) Customary indemnification obligations pursuant to factoring or similar arrangements permitted by Section 7.03(a)(xii);

(xi) Indebtedness with respect to repurchase obligations in respect of Cash Equivalents of the type set forth in clauses (a) and (b) of the definition thereof;

(xii) customer deposits and advance payments received in the ordinary course of business from customers for goods or services;

(xiii) Attributable Debt in respect of all outstanding Sale and Leaseback Transactions permitted by Section 7.03(c)(ii) in an aggregate principal amount at any time outstanding not to exceed $75,000,000; and

(xiv) other Indebtedness; provided that at the time of and after giving pro forma effect to the incurrence of any such Indebtedness, the sum, without duplication, of (A) the outstanding Indebtedness of Subsidiaries permitted by this clause (xiv), (B) the aggregate principal amount of the outstanding Indebtedness or other obligations secured by Liens and the outstanding Securitization Transactions permitted by Section 7.03(a)(xviii), and (C) the

Attributable Debt in respect of all outstanding Sale and Leaseback Transactions permitted by Section 7.03(c)(iii) does not exceed the greater of (x) $100,000,000 and (y) 10.0% of Consolidated Net Assets (calculated as of the date of the Company’s balance sheet most recently delivered pursuant to Section 7.01(a)(i) or Section 7.01(a)(ii) or, if prior to the delivery of the first balance sheet to be delivered pursuant to Section 7.01(a)(i) or Section 7.01(a)(ii), the most recent balance sheet referred to in Section 6.04).

(c) Sale and Leaseback Transactions. The Company shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction except:

(i) any Sale and Leaseback Transaction entered into to finance the acquisition, improvement or construction of any fixed or capital assets and related software by the Company or any Subsidiary; provided that such Sale and Leaseback Transaction is entered into prior to or within 180 days after such acquisition, improvement or the completion of such construction and the Attributable Debt in respect thereof does not exceed the cost of acquiring, improving or constructing such fixed or capital assets and related software;

(ii) Sale and Leaseback Transactions with respect to real property, land, buildings, improvements and related fixed assets and fixtures, easements and other appurtenances owned by the Company or any of its Subsidiaries on the Closing Date; provided that the Attributable Debt with respect to such Sale and Leaseback Transactions in an aggregate principal amount at any time outstanding does not exceed $75,000,000; and

(iii) other Sale and Leaseback Transactions; provided, that at the time of and after giving pro forma effect to any such Sale and Leaseback Transaction, the sum, without duplication, of (A) the Attributable Debt in respect of all outstanding Sale and Leaseback Transactions permitted under this clause (iii), (B) the outstanding Indebtedness permitted by Section 7.03(b)(xiv), and (C) the aggregate principal amount of the outstanding Indebtedness secured by Liens and the outstanding Securitization Transactions permitted by Section 7.03(a)(xviii) does not exceed at any time outstanding the greater of (x) $100,000,000 and (y) 10.0% of Consolidated Net Assets (calculated as of the date of the Company’s balance sheet most recently delivered pursuant to Section 7.01(a)(i) or Section 7.01(a)(ii) or, if prior to the delivery of the first balance sheet to be delivered pursuant to Section 7.01(a)(i) or Section 7.01(a)(ii), the most recent balance sheet referred to in Section 6.04).

(d) Conduct of Business. The Company shall not, nor shall it permit any Subsidiary to, engage in any business other than the businesses engaged in by the Company on the Closing Date and any business or activities which are similar, related or incidental thereto or logical extensions thereof.

(e) Transactions with Affiliates. Neither the Company nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or make loans or advances to, any Affiliate of the Company which is not a

Subsidiary, on terms that are less favorable to the Company or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not Affiliates, except for (i) dividends, distributions and share repurchases by the Company, (ii) issuances and sales by the Company of Capital Stock and receipt by the Company of the proceeds of such issuances and sales, (iii) reasonable and customary fees paid to, and the reimbursement of reasonable out-of-pocket expenses incurred by, members of the board of directors (or similar governing body) of the Company or any of its Subsidiaries; (iv) compensation arrangements, indemnification arrangements and agreements, and benefit plans for directors, officers and other employees of the Company and its Subsidiaries entered into or maintained or established in the ordinary course of business; (v) employment and severance agreements or arrangements entered into by the Company or any Subsidiary in the ordinary course of business; and (vi) extraordinary retention, bonus or similar arrangements approved by the Company’s board of directors (or a committee thereof).

(f) Restriction on Fundamental Changes. Neither the Company nor any of its Subsidiaries shall consummate any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole (each such transaction a “Fundamental Change”), whether now or hereafter acquired, except that (i) a Subsidiary of the Company may be merged into or consolidated with the Company or any Wholly-Owned Subsidiary of the Company (in which case the Company or such Wholly-Owned Subsidiary shall be the surviving corporation), (ii) any liquidation, dissolution or winding-up (including by “striking off” or similar proceeding) of any Subsidiary of the Company, after payments to its creditors, into the Company or another Subsidiary of the Company (or, in the case of “striking off” or similar proceeding, to the creditors or other applicable Governmental Authority), as applicable, and (iii) the Company may merge with any other Person, or any Subsidiary of the Company may consolidate or merge with any other Person; provided that (A) no Default or Unmatured Default shall exist immediately before or after giving effect to such Fundamental Change, (B) in the case of any merger of the Company, the Company shall be the surviving corporation, and (C) in the case of any merger or consolidation of any Subsidiary of the Company, the surviving corporation shall be or become as a result thereof a Subsidiary of the Company and (D) such transaction shall be with a Person in a line of business substantially similar to that of the Company and its Subsidiaries as of the Closing Date or a line of business similar, related or incidental thereto or a logical extension thereof.

(g) Margin Regulations. Neither the Company nor any of its Subsidiaries shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock if a violation of Regulation U would result.

(h) Restrictive Agreements. The Company shall not, nor shall it permit any of its Wholly-Owned Subsidiaries to, enter into any indenture, agreement, instrument or other arrangement (other than this Agreement or any other Loan Document) which directly or indirectly prohibits or restrains the ability of such Subsidiary to (i) pay dividends or make other distributions on or repurchase its Capital Stock, (ii) make loans or advances to or other investments in the Company or any Wholly-Owned Subsidiary, (iii) repay loans or advances from the Company or any Wholly-Owned Subsidiary or (iv) transfer any of its properties to the Company or any Subsidiary, except (A) in agreements evidencing Indebtedness permitted by Section 7.03(b) (so long as such restriction applies only to Foreign Subsidiaries issuing such Indebtedness and their Subsidiaries), (B) imposed on a Subsidiary (and any of its Subsidiaries) and existing at the time it became a Subsidiary if such restrictions were not created in connection with or in anticipation of the transaction or series or transactions pursuant to which such entity become a Subsidiary and only to the extent applying to such Subsidiary and its Subsidiaries, (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions apply only the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (D) restrictions or conditions imposed by any agreement relating to secured Indebtedness (or other secured obligations) permitted by this Agreement if such restrictions or conditions apply only to the property or assets permitted to secure such Indebtedness (or other secured obligations, as the case may be) and the products and proceeds thereof, (E) customary provisions in leases, licenses and other agreements restricting the assignment thereof or the subletting of the premises subject thereto, (F) customary provisions in joint venture agreements or similar arrangements (so long as such restrictions apply only to the assets of the applicable joint venture or other Person that is the subject of such arrangement), (G) restrictions under arrangements with any Governmental Authority imposed on any Foreign Subsidiary in connection with government grants, financial aid, subsidies, tax holidays or other similar benefits or economic incentives (so long as such restrictions apply only to such Foreign Subsidiary and its Subsidiaries), (H) prohibitions or restrictions existing under or by reason of any applicable law or any applicable rule, regulation, order, license, permit, grant or similar restriction and (I) customary restrictions pursuant to clause (iv) above regarding sale and leaseback transactions contained in any indenture (including any supplemental indenture thereto) pursuant to which the Company issues senior unsecured notes.

SECTION 7.04. Financial Covenants.

(a) Minimum Interest Coverage Ratio. The Company shall maintain as of the end of each fiscal quarter an Interest Coverage Ratio for the four fiscal quarter period then ending of not less than 3.50:1.00.

(b) Maximum Leverage Ratio. The Company shall at the end of each fiscal quarter maintain a Leverage Ratio of not greater than 3.00:1.00; provided, that in the event the Company or any Subsidiary shall complete any Material Acquisition in which the cash consideration paid by it exceeds $100,000,000, the Company may, by a notice delivered to the Administrative Agent (which shall furnish a copy thereof to each Lender), increase to 3.50:1.00 the maximum Leverage Ratio permitted at the end of the fiscal quarter during which such Material Acquisition shall have occurred and each of the three immediately following fiscal quarters (but not for any subsequent fiscal quarter).

ARTICLE VIII

Defaults

SECTION 8.01. Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

(a) Failure to Make Payments When Due. The Company or any Subsidiary Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to any Loan or (ii) shall fail to pay within five Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

(b) Breach of Certain Covenants. The Company or any Subsidiary Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on it under:

(i) Sections 7.01(b), 7.02(h), 7.03 (other than Section 7.03(g)) or 7.04; or

(ii) any section of this Agreement or any other Loan Document not covered by Section 8.01(a) or 8.01(b)(i) and such failure under this clause (ii) shall continue unremedied for 30 days after the earliest of the receipt by the Company of notice from the Administrative Agent and actual knowledge thereof by an Authorized Officer.

(c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Company or any Subsidiary Borrower to the Administrative Agent or any Lender herein or by the Company or any Subsidiary Borrower or any of their Subsidiaries in any of the other Loan Documents or in any written statement or certificate or written information at any time given by any such Person pursuant to any of the Loan Documents shall be false in any material respect on the date as of which made or deemed made.

(d) Default as to Other Indebtedness. The Company or any of its Subsidiaries shall fail to pay when due any Indebtedness in excess of $50,000,000 (any such Indebtedness being “Material Indebtedness”), or the Company or any of its Subsidiaries shall fail to perform (beyond the applicable grace period with respect thereto, if any) any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid, repurchased or redeemed (other than by a regularly scheduled payment or a mandatory prepayment, repurchase or redemption upon a sale, transfer or other disposition of assets (including as a result of a casualty or condemnation event) or change of control or termination of trading of the Company’s common stock) prior to the stated maturity thereof; provided, that (x) no exercise of a conversion right in respect of Convertible Indebtedness by a holder thereof (other than any right to convert such Indebtedness into cash that is triggered by an event of default, a change of control or a similar event, however denominated) and (y) no early payment requirement or unwinding or termination with respect to any Hedging Agreement (other than as a result of an event in the nature of a default under any Hedging Agreement) shall constitute a Default under this paragraph (d).

(e) Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i) An involuntary case shall be commenced against the Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) and the petition shall not be dismissed, stayed, bonded or discharged within 60 days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) or over all or a substantial part of the property of the Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) shall be entered; or an interim receiver, trustee or other custodian of the Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) or of all or a substantial part of the property of the Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within 60 days after entry, appointment or issuance.

(f) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors, or (v) take any corporate action to authorize any of the foregoing.

(g) Judgments and Attachments. Any money judgment(s) writ or warrant of attachment, or similar process against the Company or any Domestic Subsidiary or any of their respective assets involving in any single case or in the aggregate an amount in excess of $50,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) is or are entered and shall remain unsatisfied, undischarged, unvacated, unbonded or unstayed for a period of 60 days.

(h) Dissolution. Any order, judgment or decree shall be entered against the Company or any Domestic Subsidiary (other than an Insignificant Subsidiary) decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of 60 days; or the Company or any Domestic Subsidiary (other than an Insignificant Subsidiary) shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(i) Termination Event. Any Termination Event occurs which the Required Lenders believe is reasonably likely to subject the Company to liability in excess of $50,000,000 or at any time after the Closing Date the Unfunded Liabilities of all Single Employer Plans exceed in the aggregate $50,000,000.

(j) Waiver of Minimum Funding Standard. The plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the Administrative Agent or the Required Lenders believe the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Company or any Controlled Group member to liability in excess of $50,000,000.

(k) Change of Control. A Change of Control shall occur.

(l) Guarantee Revocation. The Guarantee shall fail to remain in full force or effect (other than in accordance with its terms) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guarantee, or the Company shall deny that it has any further liability under the Guarantee, or shall give notice to such effect.

A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 10.01.

SECTION 8.02. Termination of Commitments; Acceleration. If any Default described in Section 8.01(e) or 8.01(f) occurs with respect to the Company or any Subsidiary Borrower, the obligations of the Lenders to make Loans hereunder and the obligations of the Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Administrative Agent may, and at the request of the Required Lenders shall, terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers expressly waive.

SECTION 8.03. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Company or any other Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude any other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing and signed by the requisite number of Lenders required pursuant to Section 10.01, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

Guarantee

SECTION 9.01. Guarantee. For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Lenders to make advances to each Subsidiary Borrower and to make, issue and participate in Letters of Credit, the Company hereby absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future obligations including without limitation the Obligations, of each Subsidiary Borrower to the Administrative Agent, the Lenders, the Issuing Banks, or any of them, under or with respect to the Loan Documents or under or with respect to any Hedging Agreement or cash management arrangement or agreement (a) existing on the Closing Date with a Person that is a Lender on the Closing Date (or an Affiliate of such a Lender) and who continues to be a Lender (or an Affiliate of a Lender) or (b) with a Person that shall have been a Lender at the time the applicable Hedging Agreement or cash management arrangement or agreement was entered into (or an Affiliate of such a Lender) and who continues to be a Lender (or an Affiliate of a Lender), whether for principal, interest (including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding whether or not allowed as a claim in such proceeding), fees, expenses or otherwise (collectively, the “Guaranteed Obligations”, and each such Subsidiary Borrower being an “Obligor” and collectively, the “Obligors”).

SECTION 9.02. Waivers. The Company waives notice of the acceptance of this Guarantee and of the extension or continuation of the Guaranteed Obligations or any part thereof. The Company further waives presentment, protest, notice of notices delivered or demand made on any Obligor or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Administrative Agent and the Lenders to sue any Obligor, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with the Company their assessments of the financial condition of the Obligors.

SECTION 9.03. Guarantee Absolute. This Guarantee is a Guarantee of payment and not of collection, is a primary obligation of the Company and not one of surety, and the validity and enforceability of this Guarantee shall be absolute and unconditional irrespective of, and shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time, (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, (c) any waiver of any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other Guarantees with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the

Guaranteed Obligations or any part thereof, (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto, (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this Guarantee even though the Administrative Agent and the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this Guarantee, (g) any change in the ownership of any Obligor or the insolvency, bankruptcy or any other change in the legal status of any Obligor, (h) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations, (i) the failure of the Company or any Obligor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this Guarantee, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Guarantee, (j) the existence of any claim, setoff or other rights which the Company may have at any time against any Obligor, or any other Person in connection herewith or an unrelated transaction, (k) the Administrative Agent’s or any Lender’s election, in any case or proceeding instituted under chapter 11 of the United States Bankruptcy Code, of the application of section 1111(b)(2) of the United States Bankruptcy Code, (l) any borrowing, use of cash collateral, or grant of a security interest by the Company, as debtor in possession, under section 363 or 364 of the United States Bankruptcy Code, (m) the disallowance of all or any portion any Lender’s claims for repayment of the Guaranteed Obligations under section 502 or 506 of the United States Bankruptcy Code, or (n) any other circumstances, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor, in each case, whether or not the Company shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (n) of this paragraph. It is agreed that the Company’s liability hereunder is several and independent of any other guarantees or other obligations at any time in effect with respect to the Guaranteed Obligations or any part thereof and that the Company’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guarantees or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Obligor of the Guaranteed Obligations in the manner agreed upon between the Obligor and the Administrative Agent and the Lenders.

SECTION 9.04. Acceleration. The Company agrees that, as between the Company on the one hand and the Lenders and the Administrative Agent on the other hand, the obligations of each Obligor guaranteed under this Article IX may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 8.02 for purposes of this Article IX, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Obligor or otherwise) preventing such declaration as against such Obligor and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by such Obligor) shall forthwith become due and payable by the Company for purposes of this Article IX.

SECTION 9.05. Marshaling; Reinstatement. None of the Lenders nor the Administrative Agent nor any Person acting for or on behalf of the Lenders or the Administrative Agent shall have any obligation to marshall any assets in favor of the Company or against or in payment of any or all of the Guaranteed Obligations. If the Company or any other Borrower of all or any part of the Guaranteed Obligations makes a payment or payments to any Lender or the Administrative Agent, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to such Borrower, the Company or any other Person, or their respective estates, trustees, receivers or any other party, including, without limitation, the Company, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

SECTION 9.06. Subrogation. Until the irrevocable payment in full of the Obligations (other than (x) obligations in respect of Hedging Agreements or cash management arrangements and (y) other Obligations that are contingent in nature or unliquidated at such time) and termination of all commitments which could give rise to any Guaranteed Obligation, the Company shall have no right of subrogation with respect to the Guaranteed Obligations, and hereby waives any right to enforce any remedy which the Administrative Agent and/or the Lenders now has or may hereafter have against the Company, any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and the Company hereby waives any other liability of any Obligor to the Administrative Agent and/or the Lenders.

SECTION 9.07. Termination Date. Subject to Section 9.05, this Guarantee shall continue in effect until the later of (a) the Termination Date and (b) the date on which this Agreement has otherwise expired or been terminated in accordance with its terms and all of the Guaranteed Obligations have been paid in full in cash (other than (x) obligations in respect of Hedging Agreements or cash management arrangements and (y) other obligations that are contingent in nature or unliquidated at such time, it being understood, however, that this Guarantee shall remain in effect as to such obligations if a Default shall have occurred and the other Guaranteed Obligations shall have been discharged through an exercise of remedies).

ARTICLE X

Amendments; Incremental Facilities

SECTION 10.01. Waivers; Amendments. Subject to the provisions of Section 2.22, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers; provided that no such agreement shall:

(a) postpone or extend the Commitment Termination Date or any other date scheduled for any payment of principal of, or interest on, the Loans, the Reimbursement

Obligations or any fees or other amounts payable to any Lender (except with respect to a waiver of the application of the default rate of interest pursuant to Section 2.09) without the written consent of each Lender directly affected thereby;

(b) reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees payable to any Lender thereon without the written consent of each Lender directly affected thereby;

(c) reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders hereunder specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender;

(d) increase the amount of the Commitment of any Lender hereunder without the written consent of such Lender;

(e) permit the Company or any Subsidiary Borrower to assign its rights under this Agreement (other than in compliance with Section 7.03(f)) without the written consent of each Lender;

(f) release the Company from any of its obligations under the Guarantee without the written consent of each Lender;

(g) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a majority in interest of such adversely affected Class;

(h) waive, amend or modify any condition set forth in Section 5.02 without the written consent of the Lenders representing a majority in interest of the Revolving Lenders (it being understood and agreed that any amendment, waiver or modification of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 5.02) or any other Loan Document, including any amendment of any affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of an Unmatured Default or a Default, shall not be deemed to be a waiver of any condition set forth in Section 5.02); or

(i) Amend this Section 10.01 without the written consent of each Lender.

No amendment of any provision of this Agreement relating to (i) the Administrative Agent shall be effective without the written consent of the Administrative Agent and (ii) any Issuing Bank shall be effective without the written consent of such Issuing Bank. The Administrative Agent may waive payment of the fee required under Section 14.03(a) without obtaining the consent of any of the Lenders.

SECTION 10.02. Incremental Facilities. (a) The Company may on one or more occasions, by written notice to the Administrative Agent, request (i) the establishment of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Commitments, provided that the aggregate amount of all the Incremental Commitments established hereunder shall not exceed $500,000,000. Each such notice shall specify (A) the date on which the Company proposes that the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Incremental Revolving Commitments or Incremental Term Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Commitment and (y) any Person that the Company proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, each Issuing Bank).

(b) The terms and conditions of any Incremental Revolving Commitment and the Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and the Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans. The terms and conditions of any Incremental Term Loans shall be such as the Company and the applicable Incremental Term Lenders shall agree upon; provided that (i) the Incremental Term Loans of any Class shall not have the benefit of any representations or warranties, covenants or Defaults other than those set forth in this Agreement, as it may be amended from time to time pursuant to Section 10.01, (ii) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of any existing Class of term loans under this Agreement and (iii) no Incremental Term Maturity Date shall be earlier than the maturity date of any existing Class of term loans under this Agreement. Any Incremental Term Commitments established pursuant to a single Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement.

(c) The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Company, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) no Default or Unmatured Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of any Loans thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of such date, (iii) after giving effect to such Incremental Commitments (and assuming the making of Loans thereunder in the full amount thereof), the Company shall be in pro forma compliance with the financial covenants set forth in Section 7.04 as of the end of the most recent fiscal quarter for which financial statements shall have been delivered under Section 7.01, (iv) the Borrower shall make any payments required to be made pursuant to Section 4.04 in connection with such Incremental Commitments and the related transactions under this Section and (v) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall have been reasonably be requested by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Company, to establish any Class of Incremental Term Commitments and Incremental Term Loans and otherwise to give effect to the provisions of this Section.

(d) Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as provided herein. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the applicable Pro Rata Shares of all the Lenders shall automatically be adjusted to give effect thereto.

(e) On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender, and each Incremental Revolving Lender shall purchase from each such Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and, as applicable, participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and, as applicable, participations in Letters of Credit will be held by all the Lenders with Revolving Commitments (including such Incremental Revolving Lenders) ratably in accordance with their applicable Pro Rata Shares after giving effect to the effectiveness of such Incremental Revolving Commitments.

(f) Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment of any Series shall make a loan to the Company in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Agreement.

(g) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in paragraph (a) of this Section and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the applicable Pro Rata Shares of the applicable Lenders after giving effect thereto and of the assignments required to be made pursuant to paragraph (e) of this Section.

ARTICLE XI

General Provisions

SECTION 11.01. Survival. All covenants, agreements, representations and warranties of the Borrowers contained in the Loan Documents shall survive delivery of the Loan Documents and the making of the Loans herein contemplated so long as any principal, accrued interest, fees, or any other amount due and payable under any Loan Document is outstanding and unpaid (other than (x) obligations in respect of Hedging Agreements or cash management arrangements and (y) other Obligations that are contingent in nature or unliquidated at such time) and so long as the Commitments have not been terminated.

SECTION 11.02. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Company or any other Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

SECTION 11.03. Headings. Article and Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

SECTION 11.04. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof other than, to the extent provided by their terms, any separate fee letter or commitment letter entered into by the Company and any of the Arrangers or the Administrative Agent.

SECTION 11.05. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Any obligation of “the Borrowers” hereunder shall be the joint and several obligation of each of the Borrowers. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

SECTION 11.06. Expenses; Indemnification.

(a) Expenses. The Borrowers shall reimburse (i) the Administrative Agent, the Arrangers and their affiliates for any reasonable costs and out-of-pocket expenses (including reasonable fees, disbursements and other charges of counsel for the Administrative Agent, the Arrangers and their affiliates) paid or incurred by the Administrative Agent in connection with the structuring, arrangement and syndication of the credit facility provided for herein as well as the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents or any proposed or completed amendment, waiver or modification of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) the Issuing Banks for any reasonable costs and out-of-pocket expenses paid or incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) each Credit Party for any costs and out-of-pocket expenses (including reasonable fees, disbursements and other charges of counsel for such Credit Party) paid or incurred by any such Person in connection with the collection of the Obligations and enforcement or protection of its rights in connection with the Loan Documents, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnity. The Borrowers hereby further agree to indemnify the Credit Parties, the Arrangers and each of their respective Affiliates, and each of the directors, officers, employees, advisors, representatives, attorneys and agents of the foregoing (all such persons, “Indemnitees”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all fees, charges and disbursements of any counsel for any Indemnitee and regardless of whether (i) such Indemnitee is a party thereto or (ii) such matter was initiated by the Company or any of its Subsidiaries) which any of them may pay or incur arising out of or relating to (i) the structuring, arrangement and syndication of the credit facility provided for herein, (ii) this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, or (iii) any presence or Release of any Contaminant on or from any property currently or formerly owned or operated by, or any other liability under or pursuant to any Environmental, Health or Safety Requirements of Laws relating in any way to, the Borrowers, except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct or material breach of funding obligations under the Loan Documents of the party seeking indemnification.

(c) Waiver of Certain Claims. The Borrowers further waive and agree not to assert any claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages.

(d) Survival of Agreements. The obligations and agreements of the Borrowers under this Section 11.06 shall survive the termination of this Agreement.

SECTION 11.07. Numbers of Documents. If requested by the Administrative Agent, all statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

SECTION 11.08. Accounting. Except with respect to the pricing grid calculations in Section 2.13 and the financial covenant calculations in Section 7.04, both of which shall be made in accordance with Agreement Accounting Principles as in effect on the Closing Date, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles as in effect from time to time, consistently applied.

SECTION 11.09. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

SECTION 11.10. No Fiduciary Relationship. Each of the Company and the Subsidiary Borrowers, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Subsidiary Borrowers, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 11.11. GOVERNING LAW. ANY DISPUTE BETWEEN ANY BORROWER AND THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW, BUT EXCLUDING TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL OTHER CONFLICT OF LAWS PRINCIPLES AND CHOICE OF LAW RULES OF THE STATE OF NEW YORK.

SECTION 11.12. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(a) EXCLUSIVE JURISDICTION. EACH OF THE BORROWERS AGREES THAT ALL DISPUTES WITH THE ADMINISTRATIVE AGENT, ANY ISSUING BANK AND ANY LENDER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY APPLICABLE STATE OR FEDERAL COURTS LOCATED IN THE CITY AND COUNTY OF NEW YORK. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE. NOTHING IN THIS AGREEMENT OR ANY

OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OF THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) VENUE. EACH BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

(c) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(d) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTION 11.06 AND THIS SECTION 11.12, WITH ITS COUNSEL.

SECTION 11.13. Other Transactions. Each of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and the Borrowers acknowledges that the Administrative Agent and the Lenders (or Affiliates of the Administrative Agent and the Lenders) may, from time to time, effect transactions for their own accounts or the accounts of customers, and hold positions in loans or options on loans of the Company, the Company’s Subsidiaries and other companies that may be the subject of this credit arrangement and nothing in this Agreement shall impair the right of any such Person to enter into any such transaction (to the extent it is not expressly prohibited by the terms of this Agreement) or give any other Person any claim or right of action hereunder as a result of the existence of the credit arrangements hereunder, all of which are hereby waived. In addition, certain Affiliates of one or more of the Lenders are or may be securities firms and as such may effect, from time to time, transactions for their own accounts or for the accounts of customers and hold positions in securities or options on securities of the Company, the Company’s Subsidiaries and other companies that may be the subject of this credit arrangement and nothing in this Agreement shall impair the right of any such Person to enter into any such transaction (to the extent it is not expressly prohibited by the terms of this Agreement) or give any other Person any claim or right of action hereunder as a result of the existence of the credit arrangements hereunder, all of which are hereby waived. Other business units affiliated with the Administrative Agent may from time to time provide other financial services and products to the Company and its Subsidiaries.

SECTION 11.14. Patriot Act. The Administrative Agent and each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Administrative Agent or such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 11.15. Non-Public Information.

(a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrowers and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b) The Borrowers and each Lender acknowledge that, if information furnished by the Borrowers pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through IntraLinks/IntraAgency, SyndTrak or another website or other information platform (the “Platform”), (i) the Administrative Agent may post any information that the Borrowers have indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Borrowers have not indicated whether any information furnished by them pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. The Company agrees to clearly designate all information provided to the Administrative Agent that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Company without liability or responsibility for the independent verification thereof.

ARTICLE XII

The Administrative Agent

SECTION 12.01. Appointment; Nature of Relationship. JPMCB is appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably appoints the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XII. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Holder of Obligations by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (a) does not assume any fiduciary duties to any of the Holders of Obligations and (b) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its Affiliates as Holders of Obligations, agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Obligations waives.

SECTION 12.02. Action through Sub-Agents and Affiliates. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its respective Affiliates, including, in the case of JPMCB, through its London branch or through J.P. Morgan Europe Limited. The exculpatory provisions of this Article XII and the provisions of Section 11.06 shall apply to any such sub-agent or Affiliate and to the directors, officers, employees, agents and advisors of each such Person.

SECTION 12.03. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

SECTION 12.04. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Company or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

SECTION 12.05. No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, (c) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent, (d) the existence or possible existence of any Default, or (e) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Company or any of its Subsidiaries.

SECTION 12.06. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans and on all Holders of Obligations. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

SECTION 12.07. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

SECTION 12.08. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

SECTION 12.09. The Administrative Agent’s and Issuing Banks’ Reimbursement and Indemnification.

(a) The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares to the extent not reimbursed by the Borrowers (i) for any expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (ii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of the Administrative Agent.

(b) The Lenders agree to reimburse and indemnify the Administrative Agent and the Issuing Banks ratably in proportion to their respective Pro Rata Shares to the extent not reimbursed by the Borrowers (and without duplication of clause (a) above) (i) for any amounts not reimbursed by any Borrower for which the Administrative Agent and the Issuing Banks are entitled to reimbursement by any Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent or any Issuing Bank on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or any Issuing Bank in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of the Administrative Agent or the applicable Issuing Bank, as the case may be; provided further that, with respect to such unpaid amounts owed to any Issuing Bank in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts.

SECTION 12.10. Rights as a Lender. With respect to its Commitment, Loans made by it and Letters of Credit issued by it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders”, “Issuing Bank” or “Issuing Banks” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

SECTION 12.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

SECTION 12.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint, subject to the Company’s approval (not to be unreasonably withheld or delayed), on behalf of the Borrowers and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. Such successor Administrative Agent shall be a Lender or commercial bank having capital and retained earnings of at least $500,000,000. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person, remove such Person as Administrative Agent and, subject to the Company’s approval (not to be unreasonably withheld or delayed), appoint a successor (which shall be a Lender or commercial bank having capital and retained earnings of at least $500,000,000). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

SECTION 12.13. No Duties Imposed Upon Co-Syndication Agents, Co-Documentation Agents or Arrangers. None of the Persons identified on the cover page of this Agreement or otherwise in this Agreement as a “Co-Syndication Agent”, a “Co-Documentation Agent”, or an “Arranger” shall have any obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Syndication Agent”, a “Co-Documentation Agent”, or an “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreements set forth in Section 12.09, each of the Lenders acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XIII

Setoff, Ratable Payments

SECTION 13.01. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, subject to the prior consent of the Administrative Agent, any Indebtedness from any Lender to the Company or any other Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

SECTION 13.02. Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Obligations resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Obligations and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Obligations of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Obligations; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Obligations to any Person that is an Eligible Assignee. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

SECTION 13.03. Relations Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

ARTICLE XIV

Benefit of Agreement, Assignments, Participations

SECTION 14.01. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that (a) except in a transaction permitted by Section 7.03(f)(i), no Borrower shall have any right to assign its rights or obligations under the Loan Documents without the consent of all of the Lenders, and any such assignment in violation of this Section 14.01(a) shall be null and void and (b) any assignment by any Lender must be made in compliance with Section 14.03. Notwithstanding clause (b) of this Section 14.01 or Section 14.03, (i) any Lender may at any time, without the consent of any Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender and (ii) any Lender which is a fund or commingled investment vehicle that invests in commercial loans in the ordinary course of its business may at any time, without the consent of any Borrower or the Administrative Agent (unless a Default or Unmatured Default has occurred and is continuing, in which case the consent of the Administrative Agent shall be required, which consent shall not unreasonably be withheld), pledge or assign all or any part of its rights under this Agreement to a trustee or other representative of holders of obligations owed or securities issued by such Lender as collateral to secure such obligations or securities; provided that no such assignment or pledge shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat each Lender as the owner of the Loans made by such Lender hereunder for all purposes hereof unless and until such Lender complies with Section 14.03 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Loan, Commitment, L/C Interest or any other interest of a lender under the Loan Documents agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the owner of any Loan shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

SECTION 14.02. Participations. Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under the Loan Documents (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers and the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan

Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.01 that affects such Participant or requires the approval of all the Lenders. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13(e), 4.01, 4.02 and 4.04 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.03; provided that such Participant (x) agrees to be subject to the provisions of Sections 4.05 and 13.02 as if it were an assignee under Section 14.03 and (y) shall not be entitled to receive any greater payment under Section 2.13(e), 4.01 or 4.02 with respect to any participation than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.01 as though it were a Lender; provided that such Participant agrees to be subject to Section 13.02 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amount (and stated interest) of each such Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

SECTION 14.03. Assignments.

(a) Permitted Assignments. (i) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company; provided that no consent of the Company shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if a Default or Unmatured Default has occurred and is continuing, for any other assignment; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof from the Administrative Agent;

(B) the Administrative Agent; and

(C) each Issuing Bank, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its L/C Obligations;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if a Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement substantially in the form of Exhibit C hereto, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D) if, prior to the assignment, the assignee was not a Lender, it shall deliver to the Administrative Agent any tax forms and additional information required under Section 2.13(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment Agreement the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13(e), 4.01, 4.02, 4.04 and 11.06).

(iv) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks

and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of an Assignment Agreement executed by an assigning Lender and an assignee, the assignee’s completed tax forms required under Section 2.13(e) and Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section 14.03(a), the Administrative Agent shall accept such Assignment Agreement and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment Agreement or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment Agreement lacks any written consent required by this Section 14.03(a) or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment Agreement, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment Agreement relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 14.03(a) with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment Agreement is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

SECTION 14.04. Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need to know basis to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case the Administrative Agent and the Lenders agree to the extent not prohibited by applicable law, rule, regulation or order to inform the Company promptly of the disclosure thereof, provided however that the Lenders shall not have any liability for failure to provide such notice, (c) to the extent required by applicable law or by any subpoena or similar legal process, in which case the Administrative Agent and the Lenders agree to the extent not prohibited by applicable law, rule, regulation or order to inform the Company promptly of the disclosure thereof, provided however that the Lenders shall not have any liability for failure to provide such notice, (d) to any other party to this Agreement, (e) to the extent necessary in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to any Borrower or any other Subsidiary and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein; (h) with the consent of the Company or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than any Borrower. For purposes of this Section, “Information” means all information received from any Borrower relating to the Borrowers or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by a Borrower; provided that in the case of information received from any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on any Arranger or the Administrative Agent, such parties may disclose Information as provided in this Section.

ARTICLE XV

Notices

SECTION 15.01. Giving Notice. (a) Except as otherwise permitted by Section 2.08(d) with respect to Borrowing/Conversion/Continuation Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Company or any Subsidiary Borrower, to it, or to it in care of the Company, at Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, CA 94085, Attention of General Counsel (Fax No. 408-481-7780), with a copy to the Attention of Chief Financial Officer (Fax No. 408-481-8996) and a copy to the Attention of Treasurer (Fax No. 408-481-7788);

(ii) if to the Administrative Agent or JPMCB, in its capacity as Issuing Bank, (A) if such notice relates to a Loan, Advance or Letter of Credit denominated in Dollars, or does not relate to any particular Loan, Advance or Letter of Credit, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 21 South Clark, Suite 0100, Chicago, Illinois 60603, Attention of Nanette Wilson (Fax No. (888) 292-9533), with a copy to JPMorgan Chase Bank, N.A., 560 Mission St, 19th Floor, San Francisco, California 94105, Attention of Caitlin Stewart (Fax No. (310) 975-1334); (B) if such notice relates to a Loan, Advance or Letter of Credit denominated in Euro or an Eligible Currency, to J.P. Morgan Europe Limited, 25 Bank Street, London, E14 5JP, United Kingdom, Attention of Loan & Agency Services (Tel. No. 0044 207 1348188, Email: Loan_and_agency_london@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., 560 Mission St, 19th Floor, San Francisco, California 94105, Attention of Caitlin Stewart (Fax No. (310) 975-1334);

(iii) if to any Issuing Bank, to it at the address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Company (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); or

(iv) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

(b) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (c) below shall be effective as provided in such paragraph.

(c) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including electronic mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II or Article III to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved in advance by it; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other Person.

(d) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on the Platform.

The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrant, or shall be deemed to warrant, the adequacy of the Platform and the Administrative Agent expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Borrower, any Lender, any Issuing Bank or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any transmission of Communications through the Platform except to the extent the liability of such Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct.

SECTION 15.02. Change of Address. The Borrowers, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

SECTION 15.03. Authority of Company. Each of the Subsidiary Borrowers (a) irrevocably authorizes the Company, on behalf of such Subsidiary Borrower, to give and receive all notices under the Loan Documents and to make all elections under the Loan Documents and to give all Borrowing/Conversion/Continuation Notices on its behalf, (b) agrees to be bound by any such notices or elections and (c) agrees that the Administrative Agent and Lenders may rely upon any such policies or elections as if they had been given or made by such Subsidiary Borrower.

ARTICLE XVI

Counterparts; Integration; Effectiveness; Electronic Execution

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate commitment letter or fee letters entered into in connection with the credit facility provided for herein constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any other provisions of any commitment letter or fee letter that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect (it being understood that nothing therein shall have the effect of modifying any provision of this Agreement)). Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first above written.

TRIMBLE NAVIGATION LIMITED,

By:	/s/ François Delépine
	Name:	François Delépine
	Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as an Issuing Bank and the Administrative Agent,

By:	/s/ Caitlin Stewart
	Name:	Caitlin Stewart
	Title:	Vice President

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

The Bank of Nova Scotia

By:	/s/ Winston Lua
	Name:	Winston Lua
	Title:	Director

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

Bank of America, N.A.

By:	/s/ Mukesh Singh
	Name:	Mukesh Singh
	Title:	Vice President

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

Wells Fargo Bank, N.A.

By:	/s/ Matthew Burke
	Name:	Matthew Burke
	Title:	Senior Vice President

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

Compass Bank

By:	/s/ Dan Kusel
	Name:	Dan Kusel
	Title:	Senior Vice President

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

HSBC Bank USA, National Association

By:	/s/ Christopher Snider
	Name:	Christopher Snider
	Title:	Vice President

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

MUFG Union Bank, N.A.

By:	/s/ Raed Alfayoumi
	Name:	Raed Alfayoumi
	Title:	Director

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

Sumitomo Mitsui Banking Corporation

By:	/s/ David W. Kee
	Name:	David W. Kee
	Title:	Managing Director

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

SunTrust Bank

By:	/s/ Cynthia Burton
	Name:	Cynthia Burton
	Title:	Vice President

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

TD Bank, N.A.

By:	/s/ Mark Hogan
	Name:	Mark Hogan
	Title:	Senior Vice President

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

U.S. Bank

By:	/s/ Brian Seipke
	Name:	Brian Seipke
	Title:	Vice President

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

Branch Banking & Trust Company

By:	/s/ Brian R. Jones
	Name:	Brian R. Jones
	Title:	Senior Vice President

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

KeyBank National Association

By:	/s/ Geoff Smith
	Name:	Geoff Smith
	Title:	Senior Vice President

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

Nordea Bank Finland Plc, New York Branch

By:	/s/ Gustaf Stael von Holstein
	Name:	Gustaf Stael von Holstein
	Title:	Head of Risk Management

By:	/s/ Anna Salmi
	Name:	Anna Salmi
	Title:	Assistant Vice President

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

Bank of the West

By:	/s/ Helen Huang
	Name:	Helen Huang
	Title:	Vice President

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

KBC Bank N.V., New York Branch

By:	/s/ Nicholas Philippides
	Name:	Nicholas Philippides
	Title:	Vice President

By:	/s/ Susan M. Silver
	Name:	Susan M. Silver
	Title:	Managing Director

SIGNATURE PAGE TO THE TRIMBLE NAVIGATION LIMITED FIVE-YEAR CREDIT AGREEMENT

Name of Lender (including, if such Lender is an Issuing Bank, as an Issuing Bank)

PNC Bank, National Association

By:	/s/ Jack Laquatra
	Name:	Jack Laquatra
	Title:	Vice President

ANNEX I

Revolving Commitments

JPMorgan Chase Bank, N.A.	$80,000,000.00
The Bank of Nova Scotia	$80,000,000.00
Bank of America, N.A.	$80,000,000.00
Wells Fargo Bank, N.A.	$80,000,000.00
Compass Bank	$65,000,000.00
HSBC Bank USA, National Association	$65,000,000.00
MUFG Union Bank, N.A.	$65,000,000.00
Sumitomo Mitsui Banking Corporation	$65,000,000.00
SunTrust Bank	$65,000,000.00
TD Bank, N.A.	$65,000,000.00
U.S. Bank	$65,000,000.00
Branch Banking & Trust Company	$50,000,000.00
KeyBank National Association	$50,000,000.00
Nordea Bank Finland Plc, New York Branch	$50,000,000.00
Bank of the West	$25,000,000.00
KBC Bank N.V., New York Branch	$25,000,000.00
PNC Bank, National Association	$25,000,000.00
Total	$1,000,000,000.00

EXHIBIT A

Form of Borrowing/Conversion/Continuation Notice

TO:	JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”) under the Five-Year Credit Agreement dated as of November 24, 2014 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among Trimble Navigation Limited (the “Company”), the Subsidiary Borrowers party thereto, the Lenders party thereto and the Administrative Agent. Terms used herein but not defined herein shall have the meanings set forth in the Credit Agreement.

The [Company] [undersigned Subsidiary Borrower] hereby gives to the Administrative Agent a [Borrowing/Conversion/Continuation Notice pursuant to Section 2.06] [Borrowing/Conversion/Continuation Notice pursuant to Section 2.08] of the Credit Agreement, and the [Company] [undersigned Subsidiary Borrower] hereby requests to [borrow] [convert] [continue] on            ,         (the “Borrowing Date”) from the Lenders on a pro rata basis an aggregate principal amount of:

[US $         ] [            in the Agreed Currency described below] in Revolving Loans as a

•	ABR Advance

•	Eurocurrency Rate Advance

•	Applicable Interest Period of month(s): .

•	Agreed Currency: .

The undersigned hereby certifies to the Administrative Agent and the Lenders that (i) the representations and warranties of the undersigned contained in Article VI of the Credit Agreement (other than Sections 6.05 and 6.07) are and shall be true and correct in all material respects on and as of the date hereof and on and as of the Borrowing Date (unless such representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true and correct in all material respects as of such date); (ii) no Default or Unmatured Default has occurred and is continuing on the date hereof or on the Borrowing Date or will result from the making of the proposed Advance; and (iii) the conditions set forth in Section 5.02 of the Credit Agreement have been satisfied.

A-1

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Borrowing/Conversion/Continuation Notice.

Dated , 201

[TRIMBLE NAVIGATION LIMITED] [SUBSIDIARY BORROWER]

By:
Name:
Title:

A-2

EXHIBIT B

Form of Request for Letter of Credit

TO:	JPMorgan Chase Bank, N.A., as Issuing Bank under that certain Five-Year Credit Agreement dated as of November 24, 2014 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among Trimble Navigation Limited (the “Company”), the Subsidiary Borrowers party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders. Terms used herein but not defined herein shall have the meanings set forth in the Credit Agreement.

TO:	[JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

21 South Clark, Suite 0100

Chicago, Illinois 60603

Attention: Nanette Wilson

Facsimile No.: (888) 292-9533

Email: Nanette.wilson@jpmchasecom]1

[J.P. Morgan Europe Limited

25 Bank Street

London, E14 5JP, United Kingdom

Attention of Loan & Agency Services

Email: Loan_and_agency_london@jpmorgan.com]2

with a copy to

JPMorgan Chase Bank, N.A.

560 Mission St, 19th Floor

San Francisco, California 94105

Attention: Caitlin Stewart

Facsimile No.: (310) 975-1334

Pursuant to Section 3.04 of the Credit Agreement, [the Company] [the undersigned Subsidiary Borrower] hereby gives to the Issuing Bank a request for issuance of a Letter of Credit on behalf [                    , a Subsidiary of] the Company for the benefit of                     ]3 in the following Agreed Currency: [        ] in the amount of [US $        ] [in such Agreed Currency], with an effective date of             ,         (the “Effective Date”) and an expiry date of             ,         .

[1]	Use if such request relates to a Letter of Credit denominated in Dollars.
[2]	Use if such request relates to a Letter of Credit denominated in Euros or some other currency (besides Dollars).
[3]	Insert name of beneficiary.

The undersigned hereby certifies that (i) the representations and warranties of the undersigned contained in Article VI of the Credit Agreement (other than Sections 6.05 and 6.07) are and shall be true and correct in all material respects on and as of the date hereof and on and as of the Effective Date (unless such representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true and correct in all material respects as of such date); (ii) no Default or Unmatured Default has occurred and is continuing on the date hereof or on the Effective Date or will result from the issuance of the proposed Letter of Credit; and (iii) the conditions set forth in Sections 3.04 and 5.02 of the Credit Agreement have been satisfied.

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Request for Letter of Credit.

Dated , 201

[TRIMBLE NAVIGATION LIMITED] [SUBSIDIARY BORROWER]

By:
Name:
Title:

EXHIBIT C

Form of Assignment and Acceptance Agreement

This Assignment Agreement (this “Assignment Agreement”) between                      (the “Assignor”) and                      (the “Assignee”) is dated as of             ,              . The parties hereto agree as follows:

1.	PRELIMINARY STATEMENT. The Assignor is a party to the Five-Year Credit Agreement dated as of November 24, 2014 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among Trimble Navigation Limited, the Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders, as described in Item 1 of Schedule I attached hereto (“Schedule I”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.	ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule I of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule I. The aggregate Commitment purchased by the Assignee hereunder is set forth in Item 4 of Schedule I.

3.	EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Section 14.03(a) of the Credit Agreement and the date specified in Item 5 of Schedule I or two Business Days (or such shorter period agreed to by the Administrative Agent) after a Notice of Assignment substantially in the form of Appendix I (attached hereto) has been delivered to the Administrative Agent. Such Notice of Assignment must include the consents and tax forms, if any, required to be delivered to the Administrative Agent and the Company by Section 14.03(a) of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4.

PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Administrative Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all ABR Loans assigned to the Assignee hereunder and (ii) with respect to each Eurocurrency Rate Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Eurocurrency Rate Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as, the “Payment Date”), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Eurocurrency Rate Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such Eurocurrency Rate Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such Eurocurrency Rate Loan (the “Agreed Interest Rate”) and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the applicable Borrower with respect to any Eurocurrency Rate Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Eurocurrency Rate Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any Eurocurrency Rate Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such Eurocurrency Rate Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such Eurocurrency Rate Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Administrative Agent with respect to Eurocurrency Rate Loans prior to the Payment Date and (ii) any amounts of interest on Loans and fees received from the Administrative Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of ABR Loans or fees, or the Payment Date, in the case of Eurocurrency Rate Loans, and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5.	FEES PAYABLE BY THE ASSIGNEE. The [Assignee] [Assignor] agrees to pay a $3,500 processing fee required to be paid to the Administrative Agent in connection with this Assignment Agreement.

6.	REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. The Assignor represents and warrants that it has the power and authority and legal right to execute and deliver this Assignment Agreement and to perform its obligations hereunder. The execution and delivery by the Assignor of this Assignment Agreement and the performance by it of its obligations hereunder have been duly authorized by proper proceedings. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor, the Administrative Agent, nor any other Lender, nor any of its officers, directors, employees, Agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of any Loan Document, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrowers or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrowers or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

7.	REPRESENTATIONS OF THE ASSIGNEE. The Assignee represents and warrants that it has the power and authority and legal right to execute and deliver this Assignment Agreement and to perform its obligations hereunder. The execution and delivery by the Assignee of this Assignment Agreement and the performance by it of its obligations hereunder have been duly authorized by proper proceedings. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule I, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

8.	INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement.

9.	SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 14.03(a) of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.

10.	REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule I shall remain the same, but the dollar amount purchased shall be recalculated based on such reduced Aggregate Commitment.

11.	ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

12.	GOVERNING LAW. This Assignment Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of New York.

13.	NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule I.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title

[NAME OF ASSIGNEE]

By:
Name:
Title:

SCHEDULE I

to ASSIGNMENT AGREEMENT

1.	Description and Date of Credit Agreement: the Five-Year Credit Agreement dated as of November 24, 2014 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Trimble Navigation Limited (the “Company”), the Subsidiary Borrowers party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”). Terms used herein but not defined herein shall have the meanings set forth in the Credit Agreement.

2.	Date of Assignment Agreement: .

3.	Amounts to be Assigned[4] (As of the date of Item 2 above):

Commitments (Loans)[5]

Total of Commitments (Loans) Under the Credit Agreement	$

Assignee’s Percentage of Commitments (Loans) under the Credit Agreement		%

Amount of Assigned Share of Commitments (Loans) under the Credit Agreement	$

4.	Assignee’s Aggregate (Loan Amount)/Commitment Amount Purchased Hereunder:

$

5.	Proposed Effective Date: , , 201

[4]	Amounts to be described in Dollars or Agreed Currency, as applicable.
[5]	Revise to specify Class(es) of Commitments or Loans to be assigned.

ACCEPTED AND AGREED:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:
Name:		Name:
Title:		Title:

Attachment to SCHEDULE I to ASSIGNMENT AGREEMENT

Attach Assignor’s Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

APPENDIX I

to Assignment Agreement

NOTICE

OF ASSIGNMENT

            , 201

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
21 South Clark, Suite 0100
Chicago, Illinois 60603
Attention: Nanette Wilson
Facsimile No.: (888) 292-9533
Email: Nanette.wilson@jpmchasecom

with a copy to

JPMorgan Chase Bank, N.A.
560 Mission St, 19th Floor
San Francisco, California 94105
Attention: Caitlin Stewart
Facsimile No.: (310) 975-1334

Trimble Navigation Limited
935 Stewart Drive
Sunnyvale, CA 94085
Attention: General Counsel
Telephone No.: (408) 481-8000
Facsimile No.: (408) 481-7780
Email: [ ]

From:	[NAME OF ASSIGNOR] (the “Assignor”)

[NAME OF ASSIGNEE] (the “Assignee”)

1. We refer to the Credit Agreement as described in Item 1 of Schedule I attached hereto (“Schedule I”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. This Notice of Assignment (this “Notice”) is given and delivered to the Administrative Agent pursuant to Section 14.03(a) of the Credit Agreement.

3. The, Assignor and the Assignee have entered into an Assignment Agreement, dated as of             , 201     (the “Assignment”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule I of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule I. The Effective Date of the Assignment shall be the later of the date specified in Section 14.03(a) of the Credit Agreement and the date specified in Item 5 of Schedule I or two Business Days (or such shorter period as agreed to by the Administrative Agent) after this Notice of Assignment and any consents, tax forms and fees required by Sections 14.03(a) of the Credit Agreement have been delivered to the Administrative Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

4. The Assignor and the Assignee hereby give to the Company and the Administrative Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Administrative Agent before the date specified in Item 5 of Schedule I to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Administrative Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Administrative Agent and the Company if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Administrative Agent, the Assignor will give the Administrative Agent written confirmation of the satisfaction of the conditions precedent.

5. The Assignor or the Assignee shall pay to the Administrative Agent on or before the Effective Date the processing fee of $3,500 required by Section 14.03(a) of the Credit Agreement.

6. If notes are outstanding on the Effective Date, the Assignor and the Assignee may request and direct that the Administrative Agent prepared and cause the Borrowers to execute and deliver new notes or, as appropriate, replacement notes, to the Assignor and the Assignee. The Assignor and the Assignee, as applicable, each agree to deliver to the Administrative Agent the original note received by it from the Applicable Borrower upon its receipt of a new note in the appropriate amount.

7. The Assignee advises the Administrative Agent that notice and payment instructions are set forth in the Attachment to Schedule I.

8. The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets’ under ERISA.

9. The Assignee authorizes the Administrative Agent to act as its contractual representative under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Administrative Agent has no duty to supply information with respect to the Borrowers or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:
Name:		Name:
Title:		Title:

ACKNOWLEDGED AND CONSENTED TO:

JPMORGAN CHASE BANK, N.A., as Administrative Agent	TRIMBLE NAVIGATION LIMITED, as the Company

By:	By:
Name:		Name:
Title:		Title:

[Attach photocopy of Schedule I to Assignment]

EXHIBIT D

Form of Compliance Certificate

Pursuant to Section 7.01 (a)(iii) of the Five-Year Credit Agreement dated as of November 24, 2014 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among Trimble Navigation Limited (the “Company”), the Subsidiary Borrowers party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), the Company, through its                    , hereby delivers to the Administrative Agent [, together with the financial statements being delivered to the Administrative Agent pursuant to Section 7.01(a) of the Credit Agreement] this Compliance Certificate (the “Certificate”) [for the accounting period from             , 201     to             , 201    ]. Capitalized terms used herein shall have the meanings set forth in the Credit Agreement. Subsection references herein relate to subsections of the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected [                    ] of the Company;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate [except as set forth below]; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Company’s compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct.

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this     day of             , 201    .

SCHEDULE I

to COMPLIANCE CERTIFICATE

I.	SECTION 2.13: PRICING CALCULATIONS

LEVERAGE RATIO (Section 2.13(d))

	1.	Total Indebtedness.	$

	2.	EBITDA for the period for to .	$

	3.	“Leverage Ratio” (Ratio of (1) to (2)).	to 1.00

II.	SECTION 7.04: FINANCIAL COVENANTS

	A.	MINIMUM INTEREST COVERAGE RATIO (Section 7.04(a))

	1.	EBITDA for the period from to .	$

	2.	Interest Expense for the period from to .	$

	3.	“Interest Coverage Ratio” (Ratio of (1) to (2)).	to 1.00

Minimum Fixed Charge Coverage Ratio is 3.50 to 1.00

	B.	MAXIMUM LEVERAGE RATIO (Section 7.04(b))

	1.	Total Indebtedness.	$

	2.	EBITDA for the period from to .	$

	3.	“Leverage Ratio” (Ratio of (1) to (2)).	to 1.00

Maximum Fixed Charge Coverage Ratio is to 1.00

The Company hereby certifies, through its                     that the information set forth above is accurate as of                     ,                     to such officer’s knowledge, after diligent inquiry, and that the financial statements delivered herewith present fairly in all material respects the financial position of the Company and its Subsidiaries at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with Agreement Accounting Principles, consistently applied.

Dated:             , 201

TRIMBLE NAVIGATION LIMITED,

By:
Name:
Title:

EXHIBIT E

Form of Assumption Letter

        ,

To the Lenders party to the

Credit Agreement referred

to below

Ladies and Gentlemen:

Reference is made to the Five-Year Credit Agreement dated as of November 24, 2014 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among Trimble Navigation Limited, a California corporation (the “Company”), the Subsidiary Borrowers party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”). Terms used herein but not defined herein shall have the meanings set forth in the Credit Agreement.

The undersigned,                     (the “Subsidiary”), a                     [corporation], wishes to become a “Subsidiary Borrower” under the Credit Agreement, and accordingly hereby agrees that from the date hereof it shall become a “Subsidiary Borrower” under the Credit Agreement and agrees that from the date hereof and until the payment in full of the principal of and interest on all Advances made to it under the Credit Agreement and performance of all of its other obligations hereunder, and termination hereunder of its status as a “Subsidiary Borrower” as provided below, it shall perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a “Borrower” or a “Subsidiary Borrower.” Without limiting the generality of the foregoing, the Subsidiary hereby represents and warrants that: (i) each of the representations and warranties set forth in Section 6.17 of the Credit Agreement is hereby made by such Subsidiary on and as of the date hereof as if made on and as of the date hereof and (ii) it has heretofore received a true and correct copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof. In addition, the Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement in connection with the selection of Types and Interest Periods for Advances and with the issuance of Letters of Credit, and the conversion and continuation of Advances.

So long as the principal of and interest on all Advances made to the Subsidiary shall have been paid in full and all Letters of Credit made to the Subsidiary shall have expired or been returned and terminated and all other obligations of the Subsidiary under the Credit Agreement shall have been fully performed, the Company may by not less than five Business Days’ prior notice to the Administrative Agent terminate its status as a “Subsidiary Borrower”.

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CHOICE OF LAW. THIS ASSUMPTION LETTER SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Subsidiary has duly executed and delivered this Assumption Letter as of the date and year first above written.

[Name of Subsidiary Borrower],

By:
Name:
Title:

Address for Notices under the Credit Agreement:

Consented to:

TRIMBLE NAVIGATION LIMITED,

By:
Name:
Title:

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